Exhibit 10.2

EXECUTION VERSION

Purchase and Sale Agreement

by and among

Resolute Natural Resources Southwest, LLC

as Seller,

and

Caprock Permian Processing LLC

And

Caprock Field Services LLC,

as Buyers

July 7, 2016

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into on this 7th day of July, 2016, by and among Resolute Natural Resources Southwest, LLC, a Delaware limited liability company (“Resolute” or, the “Seller”), and Caprock Permian Processing LLC, a Texas limited liability company (“Caprock Permian”), and Caprock Field Services LLC, a Texas limited liability company (“Caprock Field Services”) (each of Caprock Permian and Caprock Field Services, a “Buyer” and together, the “Buyers”).  Seller and Buyers are sometimes herein referred to individually as a “Party” and collectively as the “Parties.” Caprock Midstream LLC, a Texas limited liability company, has executed this Agreement solely for the purpose of becoming bound by Section 10.12 hereof.

RECITALS

WHEREAS, Seller owns certain gas gathering and produced water gathering and disposal facilities located in the Appaloosa Area of Reeves County, Texas and as more particularly defined herein as the Assets; and

WHEREAS, Buyers desire to purchase from Seller, and Seller desires to sell to Buyers, 100% of the Seller’s right, title and interest in the Assets on the terms and conditions set forth in this Agreement (such purchase and sale and the other transactions contemplated by this Agreement being referred to as the “Transactions”).

AGREEMENTS

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

Article I

DEFINITIONS

1.01Definitions.  Each capitalized term used herein shall have the meaning given such term as set forth below.

“Affiliate” shall mean, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person.  As used in this definition, the term “control” shall mean (a) with respect to any Person having voting shares or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, shares or the equivalent representing more than 50% of the power to vote in the election of directors, managers or Persons performing similar functions, and (b) ownership of more than 50% of the equity or equivalent interest in any Person; provided, however, in no event shall any Caprock Excluded Entity shall be deemed to constitute an “Affiliate” of Buyers.

“Agreement” shall have the meaning given such term in the introductory paragraph hereof.

“Allocation” shall have the meaning given such term in Section 3.02(a).

“Appaloosa Area” means the area identified as the Appaloosa Area on Schedule 1.01(a).

“Appaloosa Contracts” shall have the meaning given such term in Section 2.02(f).

“Appaloosa Disposal Well” shall have the meaning given such term in Section 2.02(h).

“Appaloosa Easements” shall have the meaning given such term in Section 2.02(e).

“Appaloosa Equipment” shall have the meaning given such term in Section 2.02(d).

“Appaloosa Facilities” means the Assets described in Section 2.02(b), 2.02(c) and 2.02(h).

“Appaloosa Gas Gathering System” shall have the meaning given such term in Section 2.02(b).

“Appaloosa Permits” shall have the meaning given such term in Section 2.02(g).

“Appaloosa Personal Property” shall have the meaning given such term in Section 6.04.

“Appaloosa Real Property” shall have the meaning given such term in Section 2.02(a).

“Appaloosa Records” shall have the meaning given such term in Section 2.02(i).

“Appaloosa System” shall mean the Assets described in Section 2.02(b), 2.02(c), 2.02(d) and 2.02(h).

“Appaloosa Water Gathering System” shall have the meaning given such term in Section 2.02(c).

“Assets” has the meaning set forth in Section 2.02.

“Assumed Environmental Liabilities” means all Liabilities, other than the Retained Environmental Liabilities, related to the operation of the Assets or the condition of the Assets and arising or related to (i) any violation or alleged violation of or non-compliance with applicable Environmental Legal Requirements prior to, on, or after the Effective Time, including the costs of correcting such violations or noncompliance and any fines or penalties arising out of such violations or noncompliance; and (ii) the release, discharge or disposal of Hazardous Materials prior to, on, or after the Effective Time, at, on, in, under, from or migrating to or from the Assets, including claims for property damage, loss, injury, damage to natural resources, bodily injury or wrongful death, and any investigation, remediation or monitoring with respect to said Hazardous Materials.

“Assumed Liabilities” shall have the meaning given such term in Section 10.07(a).

“Bill of Sale” shall have the meaning given such term in Section 4.03(a).

“Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks in Denver, Colorado, or Houston, Texas, are required or authorized by a Legal Requirement to be closed.

“Buyer(s)” shall have the meaning given such term in the introductory paragraph hereof.

“Buyer Indemnified Parties” shall have the meaning given such term in Section 10.01(a).

“Buyers Representative” shall have the meaning given such term in Section 11.16.

“Cap” shall have the meaning given such term in Section 10.01(c)(i).

“Caprock Excluded Entity” means Energy Spectrum Partners VII LP or any direct or indirect Affiliate or affiliated investment funds or portfolio companies of Energy Spectrum Partners VII LP or any affiliated investment funds or Persons advised or managed by Energy Spectrum Partners VII LP or any direct or indirect Affiliate (other than Caprock Midstream Holdings or any direct or indirect subsidiary thereof).

“Caprock Field Services” shall have the meaning given such term in the introductory paragraph hereof.

“Caprock Midstream Holdings” means Caprock Midstream Holdings LLC, a Texas limited liability company.

“Caprock Parent” means Caprock Midstream LLC, a Texas limited liability company.

“Caprock Permian” shall have the meaning given such term in the introductory paragraph hereof.

“Casualty Cost” shall mean, with respect to any Casualty Loss, the costs and expenses paid, incurred or required to be paid or incurred to restore the Appaloosa System with equipment of similar grade and utility and to replace any Real Property with Real Property of similar nature and kind.

“Casualty Loss” shall have the meaning given such term in Section 10.10(a).

“Claim Notice” shall have the meaning given such term in Section 10.01(d).

“Claims” shall mean any and all claims, actions, suits, demands or other proceedings, whether in the nature of judicial or prejudicial proceedings, arbitration or mediation proceedings, made or brought against a Person for recovery of Damages.

“Closing Amount” shall have the meaning given such term in Section 3.01.

“Closing” shall have the meaning given such term in Section 4.01.

“Closing Date” shall have the meaning given such term in Section 4.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Agreements” shall mean the Resolute Gas Gathering Agreement and the Resolute Water Services Agreement.

“Confidentiality Agreement” shall have the meaning given such term in Section 10.09.

“Consents” shall mean any consent to assign, approval or similar restriction held by a Governmental Entity or other third Person, but excluding any consent or approval from a Governmental Entity with respect to the purchase and sale of the Assets that is customarily obtained after such purchase and sale.

“Contract” shall mean any agreement, contract, lease, consensual obligation, promise, commitment, or undertaking.

“Conveyances” shall have the meaning given such term in Section 4.03(a)(ii).

“Creditors’ Rights” shall have the meaning given such term in Section 5.02.

“Damages” shall mean any and all damages, judgments, losses, costs, penalties, fines, court costs, expenses (including reasonable attorneys’ fees) and Liabilities of any kind or character.

“Deductible” shall have the meaning given such term in Section 10.01(c)(i).

“Deed” shall have the meaning given such term in Section 4.03(a)(ii).

“Deposit” shall have the meaning given such term in Section 3.02(a)(i).

“Disclosure Schedule” shall mean the disclosure schedule delivered with and attached hereto.

“Earn-out Agreement” shall mean the Earn-out Agreement, dated as of the date hereof, by and among the Parties.

“Earn-out Payments” shall have the meaning given such term in Section 3.03.

“Easements” shall mean all easements, rights-of-way, surface use agreements, and any other easements, rights-of-way, and property use agreements, upon which the Appaloosa System is located or which are required for access to the Appaloosa System.

“Effective Time” shall have the meaning given such term in Section 2.04.

“Encumbrances” shall mean any lien, mortgage, deed of trust, security interest, pledge, hypothecation, charge, security interest, preferential purchase right, right of first refusal or other encumbrance.

“Environmental Legal Requirements” shall mean any and all Legal Requirements which relate to the environment, pollution, or the emission, discharge, release, treatment, storage,

disposal, management, remediation, or other form of response to, Hazardous Materials, specifically including, without limitation, but by way of example, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, The Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substances Control Act, as amended, and other environmental conservation or protection Legal Requirements.

“Environmental Permits” shall mean all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notice of intent, and other authorizations issued by a Governmental Entity necessary to comply with Environmental Legal Requirements.

“Escrow Agent” shall mean Comerica Bank, a Texas banking association.

“Escrow Agreement” shall mean the Escrow Agreement entered into by and among the Escrow Agent, Seller, Firewheel and Buyers on the date hereof.

“Excluded Asset” shall have the meaning given such term in Section 2.03.

“Existing Gas Dedication” shall mean any Contract with a third party for gas purchase, sale, gathering, treating, processing, transportation or dedication in the Territory.

“Existing Water Dedication” shall mean any Contract with a third party for or dedication of water gathering, treating or processing in the Territory.

“Fee Property” means any real property owned in fee by Seller, and any Improvements thereon.

“Firewheel” means Firewheel Energy, LLC, a Delaware limited liability company.

“Fraud” means, with respect to either Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article V, Article VI or Article VII (as applicable), provided, that such actual and intentional fraud shall only be deemed to exist with respect to Seller if any of the individuals included on the definition of “Knowledge” with respect to Seller (a) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by Seller pursuant to Article V or Article VI were actually breached when made, or (b) such individuals made such representations and warranties recklessly without any knowledge of their truth, and in the case of both clause (a) and (b), such individuals expressly intended that the Buyer rely thereon to its detriment.

“Fundamental Representation(s)” shall have the meaning given such term in Section 9.01.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Gap” means any part of the Appaloosa System not located on or under a valid and enforceable (a) Fee Property, (b) Leased Real Property or (c) real property the subject of an Easement.

“Gas ROFO Assets” shall have the meaning given such term in Section 11.17.

“Governmental Entity” shall mean any court, governmental department, commission, council, board, bureau, agency or other judicial, administrative, regulatory, legislative or other instrumentality of the United States of America, tribal, state, county, municipality or local governmental body or political subdivision.

“Hazardous Materials” shall mean those substances, materials, or wastes included within statutory and/or regulatory definitions or listings of “hazardous substance,” “special waste,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” “toxic substances,” “pollutant or contaminant” or “petroleum substance” under any Environmental Legal Requirement.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” shall mean all of the Seller’s structures, fixtures and facilities located on the Fee Property, Real Property Leases and Easements, and all of the Seller’s appurtenances attached to the Fee Property, Real Property Leases and Easements, including, without limitation, all buildings, gathering lines, pipelines, valves, fittings, storage tanks and pumping facilities.

“Indebtedness” of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments or (c) in the nature of guarantees of the obligations described in clauses (a) and (b) above of any other Person.

“Indemnified Party” shall have the meaning given such term in Section 10.01(d).

“Indemnifying Party” shall have the meaning given such term in Section 10.01(d).

“Indemnity Escrow Amount” shall have the meaning given such term in Section 3.02(b).

“Independent Accountant” shall have the meaning given such term in Section 3.04(b).

“Initial Payment” shall have the meaning given such term in Section 3.01.

“Instruments” shall have the meaning given such term in Section 4.03(b)(viii).

“Knowledge”, wherever used in the phrase “to the knowledge of Seller” or to “Seller’s Knowledge” or wherever it is said that Seller has or does not have “knowledge,” shall mean the actual knowledge of Doug Dietrich, Bob Brady, Pat Flynn, Bill Alleman, John Tinker, Michael Stefanoudakis or Rick Betz.

“Leased Real Property” shall mean any real property leased by Seller as tenant, pursuant to a Real Property Lease, together with, and to the extent leased by the Seller, all Improvements thereon.

“Legal Requirements” shall mean any applicable laws, statutes, codes, rules, regulations, ordinances, judgments, orders, enforceable memorandums of agreement, writs, decrees or enforceable guidance documents of any Governmental Entity having competent jurisdiction, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable.

“Liability” shall mean any liability (including, without limitation, strict liability arising under Environmental Legal Requirements or otherwise), obligation, Indebtedness, expense, claim, loss, damage, or guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, regardless of whether such liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Material Adverse Effect” means any effect that has a material adverse effect on the ownership, operation or value of the Assets, as currently operated, taken as a whole; provided, however, that none of the following shall constitute a Material Adverse Effect: general changes in industry or economic conditions; changes resulting from a change in commodity prices; changes in Laws or in regulatory policies; changes or conditions resulting from civil unrest or terrorism or acts of God or natural disasters; change or conditions resulting from the failure of a Governmental Authority to act or omit to act pursuant to Law; changes or conditions resulting from acts or omissions of Buyers after the Effective Time; or changes or conditions that are cured or eliminated by Closing.

“Mustang Area” means the area identified as the Mustang Area on Schedule 1.01(a) of the Mustang Purchase Agreement.

“Mustang Purchase Agreement” means the Purchase and Sale Agreement dated the date hereof, by and among Resolute Natural Resources Southwest, LLC, Firewheel, Caprock Permian Processing LLC and Caprock Field Services LLC with respect to the purchase and sale of certain gas gathering and produced water gathering and disposal facilities located in the Mustang Area of Reeves County, Texas.

“Notice Period” shall have the meaning given such term in Section 10.01(d).

“Outside Date” shall mean 5:00 p.m., Mountain Time, on [October 5], 2016.

“Party(ies)” shall have the meaning given such term in the introductory paragraph hereof.

“Permits” shall mean all permits, Environmental Permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals (in each case, other than Easements) granted by any Governmental Entity to Seller, or for which Seller has filed or applied, necessary for the ownership and/or operation of the subject Assets, including special review permits, storm water permits, and Spill Prevention Control and Countermeasure (SPCC) plans.

“Permitted Encumbrances” shall mean the following matters:

(a)the rights reserved to, vested in, or imposed by any Governmental Entity to control, regulate or monitor the Assets in accordance with all Legal Requirements;

(b)any lien for Taxes that are not yet due and payable or, if delinquent, that are being contested in good faith, provided that such delinquent Taxes and all costs and expenses (including fines or penalties) arising in connection with such contest shall be Retained Liabilities;

(c)materialmen’s, mechanics’, repairmen’s, employees’, contractors’, tax and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith, provided that all costs, expenses and liabilities for amounts secured by or arising in connection with such contested liens or charges shall be Retained Liabilities;

(d)preferential rights to purchase and required third-party consents to or approvals of or waivers respecting assignments and similar agreements with respect to which waivers or consents, approvals or waivers are obtained from the appropriate parties prior to Closing or that do not apply to or are not triggered by the transactions contemplated hereunder;

(e)all rights reserved to or vested in any Governmental Entity to control or regulate any of the Real Property interests constituting a part of the Assets;

(f)all easements, restrictions, reservations, contracts, rights-of-way, agreements, terms, conditions and covenants now of record to the extent (but no further) that each such matter described or referred to in this clause is valid and subsisting as of the date hereof and affects the Real Property, in each case, except with respect to the Appaloosa Easements, which do not and could not reasonably be expected to materially adversely affect, individually or in the aggregate, the operation, value or use of the affected Real Property as of the Closing;

(g)all rights of landlords or lessors under the Real Property Leases;

(h)any matters that are waived without reservation in writing by Buyers Representative or otherwise released or satisfied by the Seller on or prior to the Closing Date;

(i)Consents that are customarily obtained after sale and conveyance and are not required pursuant to Section 5.03, 6.01 or 6.03; and

(j)the terms and conditions of the Appaloosa Contracts.

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other legal entity or organization, including any Governmental Entity.

“Producer Indication” shall have the meaning given such term in Section 11.17.

“Purchase Price” shall have the meaning given such term in Section 3.01.

“Real Property” shall mean Fee Property, Leased Real Property, Easements and Improvements, collectively.

“Real Property Lease(s)” shall have the meaning given such term in Section 6.03(e).

“Recovery” shall have the meaning given such term in Section 10.01(c).

“Required Consents” means (i) the Consents set forth on Schedule 1.01(b), and (ii) any other consent of a third-party that, if not obtained by Closing would, by the express terms of the applicable instrument, Easement, Permit or Contract, invalidate or terminate or give the holder of such instrument, Easement, Permit or Contract the right to invalidate or terminate the conveyance of an Asset, or invalidate or terminate or give the holder of such instrument, Easement, Permit or Contract the right to invalidate or terminate the underlying Asset.

“Resolute” shall have the meaning given such term in the introductory paragraph hereof.

“Resolute Gas Gathering Agreement” shall mean the Gas Gathering and Processing Agreement to be entered into on the Closing Date between Resolute and Caprock Permian, in the form attached hereto as Exhibit A-2.

“Resolute Upstream Assets” means the oil and gas assets described on Schedule 1.01(d).

“Resolute Water Services Agreement” shall mean the Water Services Agreement to be entered into on the Closing Date between Resolute and Caprock Field Services, in the form attached hereto as Exhibit A-3.

“Retained Liabilities” shall have the meaning given such term in Section 10.07(b).

“ROFO Assets” shall have the meaning given such term in Section 11.17.

“ROFO Period” shall have the meaning given such term in Section 11.17.

“Sale Event” shall have the meaning given such term in Section 11.17.

“Sale Event Notice” shall have the meaning given such term in Section 11.17.

“Scheduled Closing Date” shall have the meaning given such term in Section 4.01.

“Seller” shall have the meaning given such term in the introductory paragraph hereof.

“Seller Indemnified Parties” shall have the meaning given such term in Section 10.01(b).

“Seller Taxes” means (i) Taxes allocable to Seller pursuant to Section 10.06(a), and (ii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, if any.

“Straddle Period” means any tax period beginning before and ending after the Effective Time.

“Tax Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any Liability for the Taxes of another Person.

“Territory” shall mean the Appaloosa Area, as outlined on Schedule 1.01(a).

“Transactions” shall have the meaning given such term in the recitals hereto.

“Transfer Taxes” shall have the meaning given such term in Section 10.06(c).

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and among the Parties as of the Closing Date, substantially in the form of Exhibit H hereto.

“Water ROFO Assets” shall have the meaning given such term in Section 11.17.

Article II

PURCHASE AND SALE

2.01Purchase and Sale.  Seller agrees to sell to Buyers, and Buyers agree to purchase from Seller, all of the Assets, and Buyers agree to assume from Seller all of the Assumed Liabilities, all pursuant to the terms of this Agreement.

2.02The Appaloosa Assets.  As used herein, the term “Assets” refers to Seller’s right, title and interest in and to the following, other than the Excluded Assets:

(a)All Fee Property and Leased Real Property used or held by Seller for use in connection with the Appaloosa Facilities, as described on Schedule 2.02(a) (“Appaloosa Real Property”);

(b)The gas gathering pipelines running from the existing receipt points at or near the batteries to the existing compressor station and from the compressor station to two existing interconnects to the Energy Transfer Pipeline System, including the gas metering equipment installed at well sites and any field compression, whether owned or leased, now or hereafter installed on such pipelines, as described on Schedule 2.02(b) (the “Appaloosa Gas Gathering System”);

(c)The produced water gathering pipelines from existing points of connection at or near the batteries to the Appaloosa Disposal Well, including metering and other integrated equipment, whether owned or leased, as described on Schedule 2.02(c) (the “Appaloosa Water Gathering System”);

(d)All other personal property and Improvements (whether or not currently in use), including water tanks, machinery, equipment, residue return lines, regulators, meters, measurement telemetry, appliances, pipes, valves, fittings, parts, inventory and material of any nature or kind whatsoever, used or held for use in connection with the ownership and operation of the Appaloosa Facilities, as described on Schedule 2.02(d) (“Appaloosa Equipment”);

(e)The Easements as described on Schedule 2.02(e), but only insofar as the Easements relate to the Appaloosa System (“Appaloosa Easements”);

(f)All Contracts to which Seller is a party primarily related to the use, ownership and operation of the Appaloosa System, including equipment leases, including those that are described on Schedule 2.02(f), but specifically excluding the Appaloosa Easements or the instruments constituting Seller’s chain of title in or to the Appaloosa Easements or any Appaloosa Real Property (“Appaloosa Contracts”);

(g)All Permits related to the ownership and operation of the Appaloosa System, including those described on Schedule 2.02(g) (“Appaloosa Permits”);

(h)The saltwater disposal well, as described on Schedule 2.02(h) (the “Appaloosa Disposal Well”); and

(i)The files, records and data relating to the items described in (a), through (h), above (“Appaloosa Records”), including all Appaloosa Contracts, tax (excluding income tax and margin/franchise tax), accounting, operation, technical, environmental and safety records, which, to the extent available, shall be in an electronic format; provided, however, Buyers acknowledge that Seller may retain the Appaloosa Records in electronic format and may provide Buyers copies (imaged or electronic media, hardcopy media or any combination thereof) of such Appaloosa Records rather than originals.  “Appaloosa Records” shall not include any e-mails or other electronic communications, including e-mails or other communications containing references to the Assets, unless such e-mails or other communications were printed and retained by Seller in the ordinary course of business.

2.03Excluded Properties.  The Assets do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller the following (the “Excluded Assets”):

(a)all rights and choses in action, arising, occurring or existing in favor of Seller prior to the Effective Time or arising out of the ownership or operation of the Assets prior to the Effective Time (including any and all contract rights, claims, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Time);

(b)all corporate, financial, tax and legal (other than title opinions) records of Seller;

(c)all contracts of insurance;

(d)any refund of costs or expenses borne by Seller attributable to the period prior to the Effective Time;

(e)all deposits, cash, checks and funds attributable to Seller’s interest in the Assets with respect to any period of time prior to the Effective Time;

(f)all business computers, computer or communications software or, intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller and related equipment and the personal property and equipment associated with the property identified on Schedule 2.03(f);

(g)the Fee Property and Leased Real Property identified on Schedule 2.03(g);

(h)the gas lift line, as described on Schedule 2.03(h);

(i)any logo, service mark, copyright, trade name, domain name, phone number or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(j)documents and information subject to legal privilege, including attorney work product and attorney-client communications;

(k)records and files to the extent they cannot be disclosed under the terms of any third party contract (and Seller’s requested consent to make disclosure has not been obtained) or are not transferable without payment of fees or penalties (except as may be agreed to be paid by Buyers) or cannot be disclosed under applicable Law;

(l)Seller’s economic projections or analyses relating to the Assets;

(m)employment records, including personnel information, personnel records and medical records, relating to any employee of Seller;

(n)documents prepared or received by Seller, if any, with respect to (i) lists of prospective purchasers for the Assets compiled by Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller of any offers or bids submitted by any prospective purchaser, (iv) correspondence between Seller, any of its respective representatives, and any prospective purchaser other than Buyers, and (v) correspondence between Seller or any of its respective representatives with respect to any offers or bids, the prospective purchasers, or the Transactions;

(o)any Contracts set forth on Schedule 2.03(o);

(p)all rights to refunds, credits or similar benefits relating to Seller’s Taxes;

(q)any oil, gas, gas liquids and all other hydrocarbons; and

(r)any assets or rights of Seller that do not constitute Assets.

Seller shall retain all right, title and interest in and to the Excluded Assets that are owned by Seller, and nothing herein shall affect the ownership rights of the Seller with respect to any Excluded Assets.

2.04Effective Time.  As used in this Agreement, “Effective Time” shall mean 12:01 a.m., Central Time on the Closing Date.

Article III

PURCHASE PRICE

3.01Purchase Price.  The aggregate purchase price for the sale and conveyance of the Assets to Buyers is (i) Fifteen Million Dollars ($15,000,000) (the “Initial Payment”), plus (ii) the Earn-out Payments, if any (collectively, the “Purchase Price”).  At Closing, the Initial Payment and any Earn-out Payments then earned shall be paid in the following manner and in accordance with Section 4.03(b): an amount equal to (i) the Initial Payment, plus (ii) the Earn-out Payments earned as of Closing, minus (iii) the Indemnity Escrow Amount, shall be paid to Seller (the “Closing Amount”). The Closing Amount shall be paid 50% by Caprock Permian and 50% by Caprock Field Services.

3.02Escrow Amounts

(a)Contemporaneously with the execution of this Agreement, Buyers will deposit by wire transfer of immediately available funds with the Escrow Agent, pursuant to the terms of the Escrow Agreement an amount equal to nine-hundred thousand dollars ($900,000) (the “Deposit”).

(b)If the Closing occurs, the Deposit shall be retained by the Escrow Agent and shall become the “Indemnity Escrow Amount”.  If this Agreement is terminated, the Deposit shall be disbursed in accordance with Section 8.04.

3.03Earn-out Payments.  At Closing and thereafter, the Seller shall be eligible to receive, and the Buyers shall be required to pay, the additional payments for Qualified Wells (as defined in the Earn-out Agreement) drilled in the Territory in accordance with the terms of the Earn-out Agreement (the “Earn-out Payments”).

3.04Allocation of Purchase Price

(a)Within ninety (90) days of the Closing Date, Buyers Representative shall prepare and deliver to Seller a draft of the allocation of the Purchase Price among the Assets in accordance with Section 1060 of the Code (the “Allocation”).  If, within ten (10) Business Days of receiving the draft Allocation, Seller notifies Buyers Representative in writing that Seller objects to one or more items reflected in the Allocation, Seller and Buyers Representative shall use their commercially reasonable efforts, and negotiate in good faith, to resolve such dispute within thirty (30) days after receiving Seller’s objections.  If Seller does not notify Buyers Representative of any disputes within such ten (10) Business Day period, the draft Allocation prepared by Buyers Representative shall be deemed final and binding upon the Parties.

(b)If Seller and Buyers Representative fail to resolve the applicable dispute within the thirty (30)-day period in Section 3.04(a), then the items remaining in dispute shall be submitted for resolution to the Dallas, Texas, office of Grant Thornton LLP (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the disputed items only and make any adjustments to the Allocation, as applicable. The Independent Accountant shall only decide the specific items under dispute by the Parties.  The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Buyers Representative and Seller Representative hereto shall agree in writing) after their engagement, and their resolution of the disputed items and their adjustments to the Allocation shall be conclusive and binding upon the Parties. The fees and expenses of the Independent Accountant shall be paid fifty percent (50%) by Seller, on the one hand, and fifty percent (50%) by Buyers, on the other hand.

(c)The Parties shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with the Allocation as determined pursuant to Sections 3.04(a) and 3.04(b).  If, contrary to the intent of the Parties hereto as expressed in this Section 3.04, any Tax Authority makes or proposes an allocation different from the Allocation determined under this Section 3.04, the Parties shall cooperate with each other in good faith to contest such Tax Authority’s allocation (or proposed allocation); provided, however, that after consultation with the Party adversely affected by such allocation (or proposed allocation), the other Party hereto may file such protective claims or Tax Returns as may be reasonably required to protect its interests; and provided, further, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

3.05No Withholding.  If Seller has provided the certificates described in Section 4.03(a)(x)  that reasonably establish that the transactions contemplated hereby are not subject to withholding under Code Section 1445(a), Buyers shall not deduct or withhold any amount for Taxes under Code Section 1445(a), and shall not otherwise withhold any amount of the Purchase Price, except as required by applicable Legal Requirements; provided that Buyers shall not withhold any amount for Taxes at Closing unless Buyers Representative has provided Seller with notice of its intent to withhold at least five (5) Business Days prior to the Closing Date.

Article IV

CLOSING

4.01Time and Place of Closing.  Subject to the terms and conditions stated in this Agreement, the “Closing” of the transactions contemplated hereby shall, unless otherwise agreed to in writing by the Parties, be held on August 1, 2016 (the “Scheduled Closing Date”) or, if the conditions set forth in Section 8.01(d) and 8.02(d) have not been satisfied or waived as of such date, then the “Scheduled Closing Date” will be the date that is two Business Days after the date upon which such conditions have been satisfied or waived; provided that, for the avoidance of doubt, the Parties shall not be obligated to close the Transaction unless all conditions set forth in Section 8.01 or Section 8.02, as applicable, have been satisfied or waived by the applicable Party as of the Scheduled Closing Date. Closing shall take place remotely via the exchange of documents and signatures by facsimile or electronic transmission and wire transfers.  The date on which Closing occurs is referred to in this Agreement as the “Closing Date.”

4.02Pre-Closing Covenants

(a)Until the earlier of the Closing Date or termination of this Agreement, and subject to the terms of Section 10.04, the Seller agrees to permit Buyers and their respective authorized representatives, or cause them to be permitted, to have reasonable access to all properties, books, Contracts, reports of examination and records (excluding the confidential portions of personnel records and medical records) constituting or relating to the Assets during normal business hours, and the Seller will furnish Buyers with such existing financial and operating data and other information in Seller’s possession with respect to the Assets as Buyers Representative shall from time to time reasonably request; provided, that such access shall not unreasonably interfere with the normal operations of the Seller’s respective businesses or the Assets and shall be at the sole cost and expense of Buyers.  Buyers shall coordinate all of their requests for such access through Buyers Representative and Seller, and shall provide reasonable advance notice of such request.  Notwithstanding anything to the contrary contained in the foregoing, Buyers’ right of access shall not entitle Buyers to (i) operate the Assets or any equipment of the Seller, (ii) conduct intrusive or environmental testing or sampling of the Seller’s facilities or any Assets (iii) contact any suppliers or customers of Seller without the prior written consent of Seller, to be granted or withheld in Seller’s sole discretion.

(b)Seller shall use commercially reasonable efforts, with reasonable assistance from Buyers, to obtain all Consents listed on Sections 5.03, 6.01 and 6.03(b) of the Disclosure Schedule.  Seller shall not be obligated to expend any funds in obtaining such Consents other than fees and expenses of Seller’s counsel.  If the holder of any Consent requires that a Buyer deliver proof of its creditworthiness for the approval of such Consent, then such Buyer shall reasonably cooperate with Seller and the holder of such Consent and deliver to such holder any reasonably-requested credit or other information concerning the business, operations, property, condition (financial or otherwise), or creditworthiness of such Buyer. Seller shall provide copies to Buyers of each such Consent so obtained prior to Closing. To the extent that Seller’s rights under any Asset may not be assigned to a Buyer without a Consent and such Consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its commercially reasonable efforts to obtain any such Consent as promptly as possible. If any such Consent shall not be obtained, Seller, to the maximum extent permitted by Legal Requirements and the applicable Asset, shall act after the Closing as such Buyer’s agent to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Legal Requirements and the applicable Asset, with such Buyer in any other reasonable arrangement designed to provide such benefits to such Buyer; provided, however, that the costs and expenses associated therewith shall be borne by (i) the Seller with respect to any Required Consents and (ii) by the applicable Buyer otherwise.

(c)Seller shall use commercially reasonable efforts, with reasonable assistance from Buyers, to cause all Permits to be transferred to Buyers. Seller shall not be obligated to expend any funds in obtaining such transfers other than fees and expenses of Seller’s counsel, and if Seller incurs any expenses (other than fees and expenses of Seller’s counsel) in connection with such transfers on a Buyer’s behalf, then such Buyer, at the Seller’s option, will prepay or immediately reimburse Seller after Seller incurs such expenses. If the grantor of such Permit requires that a Buyer deliver proof of its creditworthiness for the approval of such transfer, then such Buyer shall reasonably cooperate with Seller and the grantor of such Permit and deliver to such grantor any reasonably-requested credit or other information concerning the business, operations, property, condition (financial or otherwise), or creditworthiness of such Buyer. If any such Permit cannot be transferred to a Buyer, Seller, to the maximum extent permitted by Legal Requirements and the applicable Permit, shall act after the Closing as such Buyer’s agent to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Legal Requirements and the applicable Permit, with such Buyer in any other reasonable arrangement designed to provide such benefits to such Buyer and, unless mutually agreed between the applicable Buyer and Seller, the costs and expenses associated therewith shall be borne by Seller.

(d)From the date of this Agreement until Closing, except as set forth in Schedule 4.02(d), Seller shall continue to own and operate and maintain the Assets in the ordinary course and substantially in accordance with its past operating and maintenance practices, and Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Buyers Representative (which shall not be unreasonably withheld, conditioned or delayed): (i)  sell, assign, encumber, transfer, lease, relocate, terminate, release, close, abandon or otherwise dispose of any Assets other than personal property that is replaced by equivalent property or consumed in the normal operation of the Assets; (ii) make any individual capital expenditure or commitment with respect to any part of the Assets in excess of $250,000; provided, however, this limitation shall not apply to situations believed in good faith by the Seller to constitute an emergency (in which case Seller’s obligations are limited to notifying Buyers Representative as soon as reasonably practicable of such emergency and obligations); (iii) amend, assign, transfer, waive any rights under, terminate or otherwise dispose of any of the Appaloosa Contracts, or enter into any new contracts or agreements that, if existing as of the date hereof would be considered an Appaloosa Contract; or (iv) agree, whether in writing or otherwise, to do any of the foregoing. To the extent Seller is not the operator of any of the Assets, then with respect to such Assets the Seller’s obligations under this Section 4.02(d) shall be limited to voting its interests or making elections under the applicable Contracts in a manner consistent with the requirements of this Section 4.02(d). At Closing, Buyers shall reimburse Resolute for third party out-of-pocket costs reasonably incurred as directed by Buyer in connection with any of the projects and activities set forth on Schedule 4.02(d); provided that Resolute has provided to Buyers reasonably detailed documentation of such costs.

(e)In conducting the operations of the Assets in accordance with the terms of this Section 4.02, without expanding any obligations which Seller may have to the Buyers, it is expressly agreed that Seller shall never have any liability to the Buyers for the obligations under this Section 4.02 with respect to Seller acting as an operator of an Asset greater than that which it might have as the operator to a non-operator under the Model Form Operating Agreement, dated April 29, 2011, between Resolute and Firewheel, as successor in interest to Colt Unconventional Resources, LLC, IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(f)If approval of the transactions contemplated by this Agreement is required under the HSR Act, from the date of this Agreement until the Closing, each of the Parties shall, and shall cause their respective Affiliates to: (i) use commercially reasonable efforts to make or cause to be made the filings required of such Party or any of its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement no later than ten (10) Business Days after the date hereof, and take any action necessitated by such filings as promptly as is reasonably practicable; (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings; (iii) use reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably possible, including seeking early termination of the waiting period under the HSR Act; (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Entity in respect of such filings; (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with any Governmental Entity relating to such filings; (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act or any related Legal Requirements for additional information, documents or other materials; (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement; and (viii) to the extent consistent with the Parties’ interest in the furtherance and completion of the transactions contemplated by this Agreement, use commercially reasonable efforts to contest and resist any proceeding instituted (or threatened in writing to be instituted) by any Governmental Entity challenging the transactions contemplated by this Agreement as violative of the HSR Act or any other Legal Requirement.  If a Party intends to participate in any meeting with any Governmental Entity with respect to such filings, it shall give the Seller or Buyers Representative, as applicable, reasonable prior notice of, and an opportunity to participate in, such meeting.  Notwithstanding anything to the contrary herein, Buyers, on the one hand, and Seller and Firewheel, on the other hand, shall each pay fifty percent (50%) of the initial filing fee and any other applicable fees required under the HSR Act, and as between the Seller and Firewheel, Seller shall pay 65.7% of such fees and Firewheel shall pay 34.3% of such fees.

(g)Notwithstanding the foregoing, nothing in Section 4.02(f) shall require, or be construed to require, Buyers or any of their respective Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyers or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyers of the Transactions; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

4.03Closing Obligations.  At Closing, the following events shall occur:

(a)Deliveries of the Seller:

(i)Seller shall execute, acknowledge and deliver to Buyers a counterpart of an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit B (the “Bill of Sale”), in sufficient counterparts for recording in each county where the Assets are located, conveying Seller’s interest in the Assets to the applicable Buyer as of the Effective Time, with such Assets conveyed “AS IS, WHERE IS,” with no warranties whatsoever, express, implied or statutory, other than as expressly set forth in this Agreement and the Conveyances with respect to Seller’s Assets;

(ii)Seller shall execute, acknowledge and deliver to Buyers a counterpart of the Special Warranty Deeds attached hereto as Exhibit C-1 and Exhibit C-2 conveying Seller’s Fee Property to the applicable Buyer as of the Effective Time, with a special warranty by, through and under Seller but not otherwise, subject to the Permitted Encumbrances (the “Deed”, and together with the Bill of Sale, the “Conveyances”);

(iii)Seller shall deliver to Buyers evidence reasonably satisfactory to Buyers of the full and complete release, termination or discharge of the Encumbrances (other than Permitted Encumbrances) applicable to any of the Assets arising under any Indebtedness of the Seller;

(iv)Seller shall execute, acknowledge and deliver to Buyers counterparts to the Resolute Gas Gathering Agreement and the Resolute Water Services Agreement, in each case, covering and burdening only Seller’s right, title and interest in the Resolute Upstream Assets;

(v)[Intentionally omitted.]

(vi)[Intentionally omitted.]

(vii)Seller shall execute, acknowledge and deliver to Buyers a counterpart to the Transition Services Agreement;

(viii)Seller shall deliver to Buyers a guarantee in the form attached hereto as Exhibit E, duly executed by Resolute Energy Corporation, a Delaware corporation, with respect to Seller;

(ix)Seller shall deliver to Buyers a certificate from an officer of Seller, dated as of the Closing Date and in a form reasonably satisfactory to Buyers, duly executed by such officer of Seller, to the effect that the condition set forth in Section 8.01(a) solely with respect to Seller’s representations, warranties, covenants and obligations has been satisfied;

(x)Seller shall execute and deliver (or cause its requisite Affiliate to execute and deliver) to Buyers a certificate in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2) to the effect that Seller is not a foreign person;

(xi)Seller shall deliver to Buyers evidence reasonably satisfactory to Buyers as to the Required Consents obtained by such Seller prior to Closing, if any, to the extent not already provided pursuant to Section 4.02(b); and

(xii)Seller shall deliver to Buyers, in the form attached hereto as Exhibit F, the Easements described on Schedule 4.03(a)(xii).

(b)Buyers shall:

(i)pay to Seller the Closing Amount by wire transfer of immediately available funds to the bank account designated in writing by Seller to Buyers Representative two (2) Business Days prior to Closing;

(ii)[Intentionally omitted.]

(iii)deliver to Seller a counterpart to the Conveyances, duly executed by the applicable Buyer;

(iv)deliver to Seller a counterpart to the Resolute Gas Gathering Agreement and the Resolute Water Services Agreement, in each case, covering and burdening only Resolute’s right, title and interest in the Resolute Upstream Assets duly executed by the applicable Buyer;

(v)[Intentionally omitted.]

(vi)execute, acknowledge and deliver to Seller a counterpart to the Transition Services Agreement;

(vii)deliver to Seller a guarantee in the form attached hereto as Exhibit G, duly executed by Caprock Midstream Holdings and Caprock Permian Holdings LLC, a Texas limited liability company, with respect to Buyers;

(viii)deliver to Seller a certificate from an officer of Buyers, dated as of the Closing Date and in a form reasonably satisfactory to Seller, duly executed by such officer of Buyers, to the effect that the condition set forth in Section 8.02(a) of this Agreement has been satisfied; and

(ix)provide replacement instruments for each bond or similar contingent obligation given by Seller securing its, or its contract operator’s, obligations relating to the Assets, set forth on Schedule 4.03(b)(ix) (collectively, the “Instruments”); and

(c)Each Party shall execute such other instruments as may be reasonably requested by the other Party in order to effectively transfer the Assets to Buyers.

Article V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to Buyers as of the execution of this Agreement and as of the Closing Date:

5.01Organization and Qualification.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite limited liability company power and authority to own its respective interest in the Assets, carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.

5.02Approval and Enforceability.  Seller has all necessary authority and legal capacity to enter into this Agreement and all other agreements contemplated to be executed by it hereunder and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and all other agreements contemplated to be executed and delivered by it hereunder and the performance of the transactions contemplated hereunder and thereunder by Seller have been duly and validly approved by all requisite limited liability company action necessary on behalf of Seller. This Agreement and all other agreements contemplated to be executed and delivered by Seller hereunder, when executed and delivered by Seller and assuming execution and delivery by each other party hereto and thereto, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (“Creditors’ Rights”).  At Closing, all documents required hereunder to be executed and delivered by Seller will have been duly authorized, executed and delivered by Seller and will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to Creditors’ Rights.

5.03Consents and Approvals; No Violation  Except as set forth in Section 5.03 and Section 6.01 of the Disclosure Schedule the execution and delivery of this Agreement by Seller and all other agreements contemplated to be executed by it hereunder and the consummation by Seller of the transactions contemplated hereby and thereby will not:

(a)conflict with or violate any provision of any organizational document of Seller;

(b)violate or conflict with, in any material respect, any provision of any Legal Requirement binding upon Seller; or

(c)require Seller to obtain or make any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity, other than such approval as may be required to be obtained under the HSR Act or such other waivers, consents, actions, approvals, clearances or authorizations of, or registrations, declarations or filings customarily obtained post-Closing.

5.04Brokers.  Neither Seller nor any of its Affiliates have entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finders’ fee” arising out of the transactions contemplated by this Agreement for which Buyers or their respective Affiliates will have any Liability or obligation.

5.05Existing Dedications

.  Except as set forth in Section 5.05 of the Disclosure Schedule, Seller, its Affiliates and the assets of Seller and its Affiliates in the Territory are not subject to any Existing Gas Dedications or Existing Water Dedications.

Article VI

SELLER’s REPRESENTATIONS AND WARRANTIES RELATING TO THE ASSETS

Seller makes the following representations and warranties to Buyers as of the execution of this Agreement and as of the Closing Date:

6.01Consents and Approvals; No Violation.  Except as set forth on Section 6.01 of the Disclosure Schedule, the execution and delivery of this Agreement by Seller and all other agreements contemplated to be executed by it hereunder and the consummation by Seller of the transactions contemplated hereby and thereby will not:

(a)entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to any of Seller’s interest in the Assets;

(b)result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Appaloosa Contract or any other Contract or Indebtedness by which any of Seller’s interest in the Assets may be bound;

(c)result in, or require, the creation or imposition of, any material Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of Seller’s interest in the Assets; or

(d)require, with respect to Seller’s interest in the Assets, any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity, other than such approvals as may be required to be obtained under the HSR Act or such other waivers, consents, actions, approvals, clearances or authorizations of, or registrations, declarations or filings customarily obtained post-Closing.

6.02Contracts.

(a)Schedule 2.02(f) lists all Appaloosa Contracts that are material to the ownership or operation of Seller’s interest in the Assets. Seller has furnished or made available to Buyers true, complete and correct copies of all written Contracts listed on Schedule 2.02(f), together with all amendments thereto.  All of the Appaloosa Contracts are legal, valid and binding obligations of Seller, and, to Seller’s Knowledge, the other counterparties thereto, are enforceable in accordance with their terms, and in full force and effect, subject to Creditors’ Rights.

(b)Except as set forth in Section 6.02(b) of the Disclosure Schedule, neither Seller, or, to Seller’s Knowledge, any counterparty thereto is in material default under any Appaloosa Contract constituting or binding on Seller’s interest in the Assets, and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) could reasonably be expected to constitute a material breach or default thereunder or a basis for force majeure or other claim of excusable delay or non-performance thereunder.  Except as set forth in Section 6.02(b) of the Disclosure Schedule, the Seller has not received any written communication from, or given any written communication to, any other party indicating that Seller or such other party, as the case may be, is in default under any Appaloosa Contract constituting or binding on Seller’s interest in the Assets.

6.03Real Property.

(a)Except as set forth in Section 6.03(a) of the Disclosure Schedule, Seller has not received notice that any Real Property of Seller, or any present use or operation of the Real Property of Seller by Seller does not comply with all applicable Legal Requirements (other than Environmental Legal Requirements which are covered by Section 6.08).  All covenants, conditions, restrictions, easements and similar matters affecting the Real Property of Seller have been and are being complied with in all material respects.  The Real Property of Seller constitutes all of the real property interests used in the conduct of the business of Seller with respect to operation of the Assets as it is currently conducted.  The Seller has such rights of ingress and egress to and from and access to the Real Property of Seller as are necessary for the conduct of its business with respect to the Appaloosa System as it is currently conducted.  Except as set forth in Section 6.03(a) of the Disclosure Schedule, Seller has not received notice that any Real Property of Seller is subject to any proposed or threatened condemnation.

(b)Except as set forth in Section 6.03(b) of the Disclosure Schedule, there are no Consents required to be given to the Seller to transfer its rights to any Real Property under any Easement or Contract.

(c)There are no outstanding options, rights of first offer, rights of first refusal, or other similar contracts or rights to purchase the Real Property or any portion thereof or interest therein granted by Seller.

(d)Section 6.03(d) of the Disclosure Schedule sets forth and describes a true, correct and complete list of all Appaloosa Real Property that is Fee Property.  The Seller owns good and marketable title of record to such Fee Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(e)Section 6.03(e)(i) of the Disclosure Schedule lists and briefly describes  the Seller’s Leased Real Property, together with the reference information for each written lease in effect relating to such Leased Real Property, as the same may have been amended, modified or supplemented (individually, a “Real Property Lease” and collectively the “Real Property Leases”).  Seller has delivered to Buyers true, correct and complete copies of each Real Property Lease.  Except as set forth in Section 6.03(e)(ii) of the Disclosure Schedule, with respect to each Real Property Lease:

(i)neither Seller nor, to Seller’s Knowledge, any counterparty thereto, are in default under any Real Property Lease, and no termination, condition or other event by Seller or, to Seller’s Knowledge, any counterparty thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a breach or default thereunder;

(ii)neither Seller nor, to Seller’s Knowledge, any counterparty thereto, has repudiated any provision of any Real Property Lease; and

(iii)Seller has a valid and enforceable leasehold interest with respect to Seller’s interest in the Leased Real Property subject to such Real Property Lease, free and clear of all Encumbrances other than Permitted Encumbrances and such Real Property Lease or a memorandum thereof is of record in the county in which the Real Property is located.

(f)Section 6.03(f)(i) of the Disclosure Schedule sets forth and describes a true, correct and complete list of all Easements of Seller (other than utility easements and line rights) currently used in the operation of the Appaloosa System, as currently operated.  Except as set forth in Section 6.03(f)(ii) of the Disclosure Schedule, to Seller’s Knowledge, there are no Gaps (including any Gap arising as a result of any breach by Seller of the terms of any Easement) in the Easements.  Except as set forth in Section 6.03(f)(iii) of the Disclosure Schedule, with respect to each Easement of Seller:

(i)neither Seller nor, to Seller’s Knowledge, any counterparty thereto, is in default under such Easement, and no termination, condition or other event by the Seller or, to Seller’s Knowledge, any counterparty thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a breach or default thereunder;

(ii)neither the Seller nor, to Seller’s Knowledge, any counterparty thereto, has repudiated any provision of such Easement; and

(iii)Seller has a valid and enforceable easement interest of record (other than surface use agreements which are specifically identified on Section 6.03(f)(iii) of the Disclosure Schedule and for which a memorandum will be filed of record prior to Closing) in the county in which the real property is located which is subject to such Easement, free and clear of all Encumbrances other than Permitted Encumbrances.

6.04Personal Property; Title and Condition.  Seller’s interest in the Appaloosa Equipment and the Appaloosa Facilities (collectively, the “Appaloosa Personal Property”) make up all of the tangible personal property owned by Seller and used in the operation of the Appaloosa System.  Except as set forth in Section 6.04(a) of the Disclosure Schedule, subject to Permitted Encumbrances, Seller owns and has valid title to Seller’s interest in the Appaloosa Personal Property.  There are no outstanding agreements or options which grant to any Person, other than Buyers, the right to purchase or otherwise acquire any of the Appaloosa Personal Property.  Except as set forth in Section 6.04(b) of the Disclosure Schedule: (a) Seller’s interest in the Appaloosa System has at all times been maintained in all material respects in accordance with prudent industry practices, in each case taken as a whole, (b) the Appaloosa System is structurally sound with no material defects (subject to normal wear and tear) and (c) the Appaloosa System is in good and workmanlike condition (subject to normal wear and tear).

6.05Permits.  Schedule 2.02(g) lists all of the Appaloosa Permits held by Seller that are used in the operation of the Appaloosa System as currently operated.  Except as set forth in Section 6.05 of the Disclosure Schedule, (a) Seller is the lawful licensee or permittee under all such Appaloosa Permits held by Seller, (b) each Appaloosa Permit held by Seller is in full force and effect and (c) Seller is in compliance with all material obligations with respect to the Permits held by Seller.  To Seller’s Knowledge, Seller has all Permits required to be held by Seller for the operation of the Appaloosa System, as it is currently operated.  Except as set forth in Section 6.05 of the Disclosure Schedule, there is no formal proceeding pending by, nor has Seller received a notice of any pending investigation or proceeding by any Governmental Entity adversely and materially modifying, suspending, revoking, withdrawing, or terminating any such Appaloosa Permit.

6.06Compliance with Law  Except as set forth in Section 6.06 of the Disclosure Schedule, Seller is in compliance in all material respects with all Legal Requirements applicable to Seller’s ownership, use or operation of the Assets; provided, however, that this Section 6.06 shall not apply to any Environmental Legal Requirements, which are covered by Section 6.08 or any Legal Requirements that relate to tax matters, which are covered by Section 6.09.

6.07Litigation  Except as set forth in Section 6.07 of the Disclosure Schedule, there are no material civil, criminal, administrative, arbitration, governmental or other proceedings pending or, to Seller’s Knowledge, threatened against Seller with respect to the Assets.

6.08Environmental Matters  Except as set forth in Section 6.08 of the Disclosure Schedule, (a) the Assets of Seller are in compliance in all material respects with all Environmental Legal Requirements; (b) Seller has not received any written notice from a Governmental Entity alleging that the Appaloosa System, or operations thereon, are in material violation of applicable Environmental Legal Requirements, which notice has not been fully and finally resolved, and no such allegation is pending or, to Seller’s Knowledge, threatened; (c)  Seller is not subject to any consent order, compliance order, administrative order, or civil, criminal, administrative, arbitration or other adverse proceedings relating to or issued under any Environmental Legal Requirement directed specifically to or specifically concerning the Assets and no such proceeding is pending, or to Seller’s Knowledge, threatened; and (d) no Hazardous Materials have been disposed of or released at, on, under, about or from any of the Assets by Seller or Seller’s Affiliates, or to Seller’s Knowledge, any other Person, except in compliance in all material respects with, or as would not give rise to a material Liability for Seller under, the Environmental Legal Requirements.

6.09Taxes  Except for the matters disclosed on Section 6.09 of the Disclosure Schedule, as of the Closing Date:

(a)all material Tax Returns required to have been filed by or with respect to Seller’s Assets have been timely filed (taking into account any extension of time to file granted or obtained);

(b)all Tax Returns filed with respect to Seller’s Assets are true, correct and complete in all material respects;

(c)all Taxes due with respect to Seller’s Assets have been timely paid in full;

(d)no deficiency for any amount of Tax has been asserted or assessed by a Tax Authority in writing with respect to any of Seller’s Assets that has not been satisfied by payment, settled or withdrawn;

(e)no federal, state, local or foreign audits or administrative or judicial proceedings are presently pending, or threatened in writing with regard to any Taxes or Tax Returns with respect to Seller’s Assets;

(f)no portion of Seller’s Assets are subject to any partnership within the meaning of subchapter K of Chapter 1 of Subtitle A of the Code;

(g)all of Seller’s Assets that are subject to property Tax have been properly listed and described on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of such Assets constitute omitted property for property Tax purposes; and

(h)there are no Encumbrances on Seller’s Assets that exist in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances.

The representations set forth in this Section 6.09 are Seller’s sole representations with respect to Taxes.

6.10Insurance.  Section 6.10 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies of Seller by which the Assets are covered against Liabilities, all of which are in full force and effect.  Except as set forth in Section 6.10 of the Disclosure Schedule, all premiums owned by Seller with respect thereto covering all periods up to and including the Closing Date have been paid, and no pending notice of default, cancellation or termination has been received by Seller.  Such insurance policies are placed with reputable insurance companies.

6.11No Other Representations  Except for the representations and warranties contained in Article V, this Article VI and in the Conveyances, Seller does not makes, and shall not be deemed to make any, other express or implied representation or warranty with respect to Seller, the Appaloosa System or any Assets or Liabilities thereof, the transactions contemplated hereby, or any other matter, and Seller hereby disclaims any other express or implied representations or warranties.  Except for the representations and warranties expressly set forth in Article V, this Article VI and in the Conveyances, Seller, on behalf of itself and each of its Affiliates, hereby disclaims all Liability and responsibility for any and all representations, warranties, projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made available, communicated or furnished (orally or in writing, including electronically) to Buyers or any of their respective Affiliates or any representatives of Buyers or any of their respective Affiliates (including any opinion, data, information, projection, forecast, estimate, appraisal, statement, promise or advice that may have been or may be provided to Buyers or any of their respective Affiliates or any representatives of Buyers or any of their respective Affiliates by the Seller or any of its Affiliates), or any errors in or omissions from any of the foregoing.  Without limiting the foregoing, Seller makes no express or implied representations or warranties to Buyers or any of their respective Affiliates or any representatives of Buyers or any of their respective Affiliates regarding the probable success or profitability or value of the Appaloosa System or any Assets or the Liabilities thereof other than as expressly set forth herein and in the Conveyances.

6.12

6.13

Article VII

REPRESENTATIONS AND WARRANTIES OF Buyers

Each Buyer with respect to itself, severally and not jointly with the other Buyer (with neither Buyer having any liability to Seller for any breach by the other Buyer of any representation and warranty under this Article VII), makes the following representations and warranties to Seller as of the execution of this Agreement and as of the Closing Date:

7.01Organization and Qualification.  Such Buyer is a limited liability company duly organized, validly existing and is in good standing under the laws of the State of Texas.  Such Buyer has all requisite limited liability company power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under this Agreement and the other agreements and instruments to which it is a party or by which it is bound.

7.02Approval and Enforceability  Such Buyer has all necessary authority and legal capacity to enter into this Agreement and all other agreements contemplated to be executed by it hereunder and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and all other agreements contemplated to be executed and delivered by it hereunder and the performance of the transactions contemplated hereunder and thereunder by such Buyer have been duly and validly approved by all requisite action necessary on behalf of such Buyer.  This Agreement and all other agreements contemplated to be executed and delivered by such Buyer hereunder, when executed and delivered by such Buyer and assuming execution and delivery by each other party hereto and thereto, constitutes the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, subject to Creditors’ Rights.

7.03Consents and Approvals; No Violations  The execution and delivery of this Agreement by such Buyer and all other agreements contemplated to be executed by it hereunder and the consummation by such Buyer of the transactions contemplated hereby and thereby will not:

(a)result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which such Buyer is a party or by which such Buyer or any of its properties or assets may be bound; or

(b)require such Buyer to obtain or make any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity, other than such approval as may be required to be obtained under the HSR Act or such other waivers, consents, actions, approvals, clearances or authorizations of, or registrations, declarations or filings customarily obtained post-Closing.

7.04Litigation.  There are no civil, criminal, administrative, arbitration or other proceedings pending or, to such Buyer’s knowledge, threatened against such Buyer or any of its Affiliates, and there are no governmental investigations pending or, to such Buyer’s knowledge, threatened against such Buyer, that seek to restrain or enjoin the transactions contemplated by this Agreement or that would otherwise materially interfere with such Buyer’s ownership of the Assets or assumption of the Assumed Liabilities at Closing.

7.05Funds.  Such Buyer will have at Closing, sufficient funds in immediately available cash to make the payments required under Article III, to pay all fees and expenses to be paid by such Buyer in connection with the transactions contemplated by this Agreement, to satisfy any other payment obligation that may arise in connection with or may be required in order to consummate the transactions contemplated by this Agreement.  Such Buyer expressly acknowledges that such Buyer’s ability to obtain financing is not a condition to the obligations of such Buyer hereunder.

7.06Brokers.  Neither Buyer nor any of their Affiliates has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finders’ fee” arising out of the transactions contemplated by this Agreement for which Seller or any of its Affiliates might have any Liability or obligation.

7.07Investigation.  Such Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Assets and Assumed Liabilities and the transactions contemplated hereby, and (b) to such Buyer’s knowledge, has been furnished with, or given adequate access to, such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about the Assets and Assumed Liabilities and any other rights or obligations to be transferred, directly or indirectly, pursuant to this Agreement, as such Buyer has requested.  Such Buyer further acknowledges and agrees that (i) the only representations and warranties made by Seller or any of its Affiliates are the representations and warranties of Seller expressly set forth in Article V, Article VI and the Conveyances, and such Buyer has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of Seller, any of its Affiliates or any of their representatives, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through Seller’s banking representatives, or management presentations, electronic or other virtual data room or other due diligence information, and that such Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (ii) any Claims that any Buyer Indemnified Party may have for breach of any representation or warranty shall be based solely on the representations and warranties expressly set forth in Article V, Article VI or the Conveyances.

7.08No Other Representations.  Except for the representations and warranties contained in this Article VII, Buyers make no, and shall not be deemed to make any, other express or implied representation or warranty with respect to Buyers, the transactions contemplated hereby, or any other matter, and Buyers hereby disclaim any other express or implied representations or warranties.  Except for the representations and warranties expressly set forth in this Article VII, Buyers each, on behalf of themselves and each of their Affiliates, hereby disclaim all Liability and responsibility for any and all representations, warranties, projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made available, communicated or furnished (orally or in writing, including electronically) to Seller or any of its respective Affiliates or any representatives of Seller or any of its respective Affiliates (including any opinion, data, information, projection, forecast, estimate, appraisal, statement, promise or advice that may have been or may be provided to Seller or any of its respective Affiliates or any representatives of Seller or any of its respective Affiliates by either of the Buyers or any of its respective Affiliates), or any errors in or omissions from any of the foregoing.

Article VIII

CONDITIONS TO CLOSING AND TERMINATION

8.01Conditions to Obligations of Buyers.  The obligations of Buyers to perform their respective obligations hereunder at Closing shall be subject to the satisfaction of the conditions set forth below (which conditions may be waived in whole or in part by Buyers Representative in its sole discretion in writing on or before the Closing Date):

(a)The representations and warranties of the Seller found in Article V and Article VI (disregarding all qualifications as to materiality,

material, Material Adverse Effect or similar standard or qualification) shall be true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect or materially impair the Seller’s ability to consummate the Transaction and perform its obligations hereunder, Seller shall have performed in all material respects all covenants and obligations required of Seller by this Agreement to be performed on or before the Closing Date, and Seller shall have delivered to Buyers a certificate to that effect.

(b)All documents, instruments, certificates or other items required to be delivered by or on behalf of Seller pursuant to Section 4.03(a) shall have been delivered.

(c)No order has been entered by any Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing.

(d)All waiting periods with respect to filings made under the HSR Act, if any, for approval of the transaction contemplated by this Agreement shall have expired or been terminated.

(e)The transactions contemplated by the Mustang Purchase Agreement shall have been consummated or shall be consummated concurrent with the Closing.

(f)All Required Consents shall have been obtained.

8.02Conditions to Obligation of Seller.  The obligation of Seller to perform its obligations hereunder at Closing shall be subject to the satisfaction of the conditions set forth below (which conditions may be waived in whole or in part by Seller in its sole discretion in writing on or before the Closing Date):

(a)The representations and warranties of Buyers in Article VII (disregarding all qualifications as to materiality, material, material adverse effect or similar standard or qualification) shall be true and correct in all material respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct individually or in the aggregate has not had and would not reasonably be expected to materially impair the ability of Buyers to consummate the Transaction and perform its obligations hereunder, and Buyers shall have performed in all material respects all covenants and obligations required of Buyers by this Agreement to be performed on or before the Closing Date, and Buyers shall have delivered to Seller a certificate to that effect.

(b)All documents, instruments, certificates or other items required to be delivered by or on behalf of Buyers pursuant to Section 4.03(b), including, but not limited to, payment of the Closing Amount in accordance with Section 3.01, shall have been delivered.

(c)No order has been entered by any Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing.

(d)All waiting periods with respect to filings made under the HSR Act, if any, for approval of the transaction contemplated by this Agreement shall have expired or been terminated.

(e)The transactions contemplated by the Mustang Purchase Agreement shall have been consummated or shall be consummated concurrent with the Closing.

8.03Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to Closing:

(a)by Buyers Representative or Seller if Closing has not taken place on or before the Outside Date; provided however, that (i) Seller shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if Seller is then in breach of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any of Buyers’ conditions set forth in Section 8.01, and (ii) Buyers Representative shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if any Buyer is then in breach of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of Seller conditions set forth in Section 8.02;

(b)by Buyers Representative, if at any time on or after the Scheduled Closing Date there has been a breach by Seller of any representation, warranty, covenant or obligation of Seller, which breach would prevent the satisfaction of Buyers’ conditions set forth in Section 8.01 (treating such time as if it were the Closing for purposes of this Section 8.03(b)), and, if such breach is of a character that it is capable of being cured, such breach has not been cured by the Seller within thirty (30) days after written notice thereof from the Buyers Representative; provided, however, that Buyers Representative shall not have the right to terminate this Agreement pursuant to this Section 8.03(b) if any Buyer is then in breach of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any of Seller’s conditions set forth in Section 8.02;

(c)by Seller, if at any time on or after the Scheduled Closing Date there has been a breach by any Buyer of any representation, warranty, covenant or obligation of any Buyer, which breach would prevent the satisfaction of Seller’s conditions set forth in Section 8.02 (treating such time as if it were the Closing for purposes of this Section 8.03(c)), and, if such breach is of a character that it is capable of being cured, such breach has not been cured by such Buyer within thirty (30) days after written notice thereof from Seller; provided, however, that Seller  shall not have the right to terminate this Agreement pursuant to this Section 8.03(c) if Seller is then in breach of any representation, warranty, covenant or obligation contained in this Agreement which will or has prevented the satisfaction of any of Buyers’ conditions set forth in Section 8.01;

(d)by Buyers Representative or Seller, if any Governmental Entity having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(e)by mutual written agreement of Buyers Representative and Seller; or

(f)immediately and without any further action by either Party upon the termination of the Mustang Purchase Agreement.

8.04Liabilities Upon Termination.

(a)Buyers’ Default.  If (i) Seller is entitled to terminate this Agreement pursuant to Section 8.03(c), or (ii) Seller is entitled to terminate the Mustang Purchase Agreement pursuant to Section 8.03(c) thereof, resulting in a termination of this Agreement pursuant to Section 8.03(f), and at such time Buyers have no existing right to assert termination under Section 8.03(b), Seller shall be entitled to elect to either: (1) terminate the Agreement concurrent with the termination of the Mustang Purchase Agreement, instruct the Escrow Agent to disburse the Deposit  to Seller and the deposits under the Mustang Purchase Agreement to Seller and Firewheel, and pursue any and all other remedies available at law, or (2) not terminate the Agreement or the Mustang Purchase Agreement and pursue the remedy of specific performance of this Agreement and the Mustang Purchase Agreement.  Seller shall be required to elect the same remedy under this Section 8.04(a) and Section 8.04(a) of the Mustang Purchase Agreement.

(b)Seller’s Default.  If Buyers Representative (i) is entitled to terminate this Agreement pursuant to Section 8.03(b), or (ii) is entitled to terminate the Mustang Purchase Agreement pursuant to Section 8.03(b) thereof, resulting in a termination of this Agreement pursuant to Section 8.03(f), and at such time Seller has no existing right to assert termination under Section 8.03(c), Buyers shall be entitled to elect to either: (1) terminate the Agreement concurrent with the termination of the Mustang Purchase Agreement and instruct the Escrow Agent to return the Deposit as well as the deposits under the Mustang Purchase Agreement to Buyers, and pursue any and all other remedies available at law, or (2) not terminate the Agreement or the Mustang Purchase Agreement and pursue the remedy of specific performance of this Agreement and the Mustang Purchase Agreement.  Buyers Representative shall be required to elect the same remedy under this Section 8.04 and Section 8.04 of the Mustang Purchase Agreement.

(c)Outside Date.

(i)If Closing does not occur because Seller terminates this Agreement pursuant to Section 8.03(a), Seller shall be entitled to instruct the Escrow Agent to disburse the Deposit to Seller and the deposits under the Mustang Purchase Agreement to Seller and Firewheel, and pursue any and all other remedies available at law.  Seller shall be required to elect the same remedy under this Section 8.04(c) and Section 8.04(c) of the Mustang Purchase Agreement.

(ii)If Closing does not occur because Buyers Representative terminates this Agreement pursuant to Section 8.03(a),  the Buyers Representative shall be entitled to instruct the Escrow Agent to return the Deposit as well as the deposits under the Mustang Purchase Agreement to Buyers, and pursue any and all other remedies available at law as a result of Seller breach.

(d)If Closing does not occur because Seller or Buyers Representative terminate this Agreement pursuant to Section 8.03(d) or Section 8.03(e), Buyers shall be entitled to instruct the Escrow Agent to return the Deposit to Buyers and neither Seller nor Buyers shall have any further claims against the other under this Agreement.

(e)Deposit.

(i)If Seller elects and is entitled to receive the Deposit under any provision of this Section 8.04, Buyers Representative and the Seller shall promptly deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent, pursuant to the terms of the Escrow Agreement, to deliver by wire transfer the Deposit to Seller in immediately available funds to the bank account designated by Seller in the Escrow Agreement.

(ii)If Buyers elect and are entitled to have the Deposit returned under any provision of this Section 8.04, Buyers Representative and Seller shall promptly deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent, pursuant to the terms of the Escrow Agreement, to deliver the aggregate amount of the Deposit by wire transfer of immediately available funds to the bank account designated by Buyers Representative in the Escrow Agreement.

8.05Effect of Termination.  If this Agreement is terminated pursuant to Section 8.03: this Agreement shall become void and of no further force or effect (except for the provisions of Sections 8.04, 8.05, 10.01, 10.04, 10.05 and 10.09 and Article XI, which shall, except to the extent otherwise specifically provided, survive such termination and continue in full force and effect); provided, that such termination shall not relieve any Party of any Liability for any breach of this Agreement or Fraud prior to such termination.

Article IX

SURVIVAL

9.01Survival.  The representations and warranties in this Agreement shall survive Closing until 11:59 p.m. Central time on the date that is three hundred and sixty-five (365) days following the Closing Date (where the day after the Closing Date is day one (1)); provided, that the representations and warranties set forth in (a) Sections 5.01 (Organization and Qualification), 5.02 (Approval and Enforceability), 5.04 (Brokers), 6.09 (Taxes), 7.01 (Organization and Qualification), 7.02 (Approval and Enforceability), 7.06 (Brokers) and 7.07 (Investigation) (collectively, the “Fundamental Representations”) shall survive indefinitely, provided, however, that Section 6.09 shall survive until sixty (60) days after the expiration of the applicable statute of limitations with respect thereto.  An Indemnified Party seeking a remedy pursuant to Section 10.01 for a breach of a representation or warranty must commence a Claim with respect to such a breach within the survival period noted above.  In the event that such a Claim for indemnification is properly brought under Section 10.01 within the survival period, the survival period under this Section 9.01 with respect to the breach of the applicable representation or warranty shall be deemed to toll, with respect to such Claim only, until such Claim is ultimately resolved by a written instrument executed by each of the Parties or finally resolved by a court of competent jurisdiction.  If an Indemnified Party fails to commence a Claim arising from the breach of a representation or warranty hereunder within the survival period, such Indemnified Party shall be deemed to have waived such Claim and all Damages related thereto.  All covenants and agreements contained herein shall remain in full force and effect until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

Article X

ADDITIONAL AGREEMENTS OF THE PARTIES

10.01Indemnification.

(a)Subject to the survival provisions set forth in Article IX, from and after Closing, Seller shall indemnify, defend, hold harmless and release Buyers, their respective Affiliates, Caprock Parent, Energy Spectrum Partners VII LP or any direct or indirect Affiliate or affiliated investment funds or portfolio companies of Energy Spectrum Partners VII LP or any affiliated investment funds or Persons advised or managed by Energy Spectrum Partners VII LP, and each of their respective directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages that arise out of, result from or are payable as a result of the following:

(i)the breach of any representation or warranty made by Seller (disregarding all qualifications as to materiality, material, Material Adverse Effect or similar standard or qualification) in Article V, Article VI of this Agreement, in any certificate delivered by Seller at Closing or in the Conveyances;

(ii)the failure of Seller to perform any covenant or obligation hereunder;

(iii)any and all Seller’s Taxes; and

(iv)Seller’s interest in any and all Excluded Assets or Retained Liabilities.

(b)Subject to the survival provisions set forth in Article IX, from and after Closing, Buyers shall indemnify, defend, hold harmless and release Seller, its Affiliates, and each of their respective directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Damages that arise out of, result from or are payable as a result of the following:

(i)the breach of any representation or warranty made by Buyers in Article VII of this Agreement or in any certificate delivered by Buyers at Closing or in the Conveyances;

(ii)the failure of Buyers to perform any covenant or obligation hereunder; and

(iii)the Assumed Liabilities,

provided, that to the extent and for the periods Seller is obligated hereunder to indemnify any Buyer Indemnified Party pursuant to Section 10.01(a), in no event shall Buyer be responsible for any Damages for which Seller is obligated under this Agreement to indemnify a Buyer Indemnified Party.

(c)Limitations on Indemnity for Representations and Warranties.

(i)Notwithstanding anything to the contrary in this Agreement, but subject to the exclusions set forth in the following sentence and other than with respect to Claims arising out of Fraud or a breach of the Fundamental Representations, Seller shall indemnify, defend, hold harmless or release the Buyer Indemnified Parties for any Damages pursuant to Section 10.01(a)(i) only to the extent the aggregate amount of such Damages suffered or incurred by the Buyer Indemnified Parties (A) exceeds $300,000 (the “Deductible”), and (B) does not exceed $1,500,000 (the “Cap”).  The Parties acknowledge and agree that the intent of this Section 10.01(c), and this Agreement, is that Buyers shall bear all liability and responsibility for Damages with respect to matters set forth in Section 10.01(a)(i) (y) for any Damages below the Deductible in the aggregate, and (z) for any Damages exceeding the applicable Cap in the aggregate (in each case, excluding Claims arising out of Fraud or a breach of the Fundamental Representations).

(ii)The amount of any and all Damages under this Section 10.01 will be determined net of any insurance actually received by an Indemnified Party or its Affiliates from third Persons in connection with the facts giving rise to the right of indemnification (in each case, calculated net of reasonable third party out-of-pocket costs and expenses of such recoveries but not including any costs or expenses attributable to increases in insurance premiums) (such recoveries being a “Recovery”).  Where an Indemnified Party actually receives a Recovery and the Indemnifying Party has already paid, pursuant to this Section 10.01, to the Indemnified Party compensation for Damages to which such Recovery relates, the Indemnified Party shall refund to the Indemnifying Party that portion of such indemnification payment that would not have been required to have been made had the Recovery occurred prior to its initial payment for indemnification.

(iii)Only with respect to a Claim for Damages incurred with respect to a Claim by a third Person, in no event will an Indemnified Party be entitled to recover for any Damages that are not paid to such third Person (e.g., general and administrative time or other overhead expenses) and no Indemnifying Party will be liable hereunder in respect of any Claim if such Claim would not have arisen but for a change in legislation or accounting policies or a change in interpretation of applicable Legal Requirement as determined by a Governmental Entity.

(iv)Notwithstanding anything to the contrary in this Agreement, in the event a Buyer Indemnified Party asserts a claim for indemnification under Section 10.01(a)(i) as a result of a breach of the Seller’s representation and warranty in Section 6.03, the Seller  may, but shall not be required to, elect to cure the applicable breach.  If Seller so elects, the Buyer Indemnified Party’s demand for indemnification shall be tolled for a period of sixty (60) days during which Seller may cure the breach.  If Seller is unable to cure the breach during such period, the Buyer Indemnified Party’s indemnification claim may proceed, subject to all the other terms and conditions of this Agreement.

(d)In the event that any Claim for which Seller, on the one hand, or a Buyer, on the other hand (each an “Indemnifying Party”), would be liable to the other Party or another Person indemnified under this Section 10.01 (each collectively, an “Indemnified Party”) is asserted against or sought to be collected from such Indemnified Party by a non-Affiliate third Person, the Indemnified Party shall notify all applicable Indemnifying Parties in writing of such Claim promptly after becoming aware of such Claim, specifying the nature of and specific basis for such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”); provided, however, that no failure or delay in the giving of such Claim Notice shall relieve the applicable Indemnifying Party of any Liability hereunder, except to the extent the Indemnifying Party is materially prejudiced by such omission or delay.  Each applicable

Indemnifying Party shall have thirty (30) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party to the extent it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Claim; provided, however, that any Indemnified Party is hereby authorized during the Notice Period, after giving additional notice to the Indemnifying Party, to file any motion, answer or other pleading necessary to protect its interests or those of the Indemnifying Party and not prejudicial to the defense of such Claim.  If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against all or any portion of such Claim, then the Indemnifying Party shall, at its own expense, assume the defense of any such Claim either directly or through its insurer.  In such case, but subject to Section 10.01 below, the Indemnifying Party shall control the course of and make all decisions concerning any such proceeding, select and employ counsel, and settle or prosecute such proceeding to a final conclusion, and the Indemnified Party may participate in, but not control, any such defense or settlement at its own cost and with its own counsel, and if requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Claim in question, in making any counterclaim against the Person asserting the third-party Claim, or any cross-complaint against any Person.  To the extent the Indemnifying Party elects not to assume the defense of any Claim for which it has an indemnity obligation under this Section 10.01, the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense incurred (but only if and to the extent the Indemnified Party is actually entitled to indemnification hereunder) in regard to such Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings.  In such circumstances, the Indemnified Party shall defend such Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Claim, if indemnification is to be sought hereunder, without the Indemnifying Party’s consent.  Additionally, in such circumstances, the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.01(d), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.  Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless (A) such settlement includes a full and unconditional release of such Indemnified Party from all liability on Claims that are the subject matter of such proceeding, (B) such settlement does not contain any admission of wrongdoing or illegal conduct and (C) the Indemnifying Party has agreed in writing that it is liable to pay the full amount of the settlement to the extent pertaining to such Indemnified Party.

(e)If a Party becomes an Indemnified Party, it shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party and permit the Indemnifying Party reasonable access to the Indemnified Party’s books, records, facilities and employees for the purpose of permitting the Indemnifying Party to perform its obligations under this Section 10.01; provided, however, that the Indemnified Party shall not be required to disclose to the Indemnifying Party any documents or correspondence covered by the attorney-client privilege or the work product doctrine, except pursuant to a joint defense agreement.  To the extent that any documents or correspondence are covered by the attorney-client privilege or the work product doctrine, the Indemnified Party shall notify the Indemnifying Party if the Indemnified Party seeks to protect such privilege with respect to third parties. The Indemnified Party shall disclose to the Indemnifying Party the non-privileged contents of any such documents or correspondence.  If requested by the Indemnifying Party, the Indemnified Party and the Indemnifying Party shall negotiate in good faith a joint defense agreement with respect to the matter that is the subject of the privileged communication or work product.

(f)[Intentionally omitted.]

(g)If any Buyer Indemnified Party shall be entitled to indemnification pursuant to this Agreement and any of the Indemnity Escrow Amount then remains on deposit with the Escrow Agent, Buyers Representative and Seller, as applicable, shall promptly provide a joint written instruction to the Escrow Agent to deliver such amount from the Indemnity Escrow Amount to Buyers in satisfaction of such indemnification obligation. Pursuant to the terms of the Escrow Agreement, (i) four hundred fifty thousand dollars ($450,000) of the Indemnity Escrow Amount, less any amounts subject to a pending Claim by a Buyer Indemnified Party, shall be released to Seller, as applicable, on the date that is one hundred and eight-three (183) days following the Closing Date (where the day after the Closing Date is day one (1)), provided that any amounts retained with respect to a pending Claim upon such date that are later determined to be due to Seller in a final determination of such Claim shall be immediately released to Seller in the amount so determined in such final determination, and (ii) the remainder of the Indemnity Escrow Amount, less any amounts subject to a pending Claim by a Buyer Indemnified Party shall be released to Seller, as applicable, on the date that is three hundred and sixty-five (365) days following the Closing Date (where the day after the Closing Date is day one (1)). The release of either the Indemnity Escrow Amount shall not relieve Seller of liability it may have to Buyers pursuant to this Agreement.  Seller acknowledges that, after the release of such amounts to Seller, Buyers may continue to make claims under this Section 10.01 until the expiration of the applicable survival period specified in Section 9.01 and may have recourse directly to Seller pursuant to this Section 10.01 or, if applicable, the offset provisions of Section 11.02(b). Any amounts payable by Seller under Section 10.01(a) shall be payable (i) first, from the  Indemnity Escrow Amount (if any) held on deposit with the Escrow Agent and (ii) second, only after the entirety of the  Indemnity Escrow Amount has been disbursed by the Escrow Agent, by Seller.

(h)Any payments made to any Indemnified Party pursuant to this Section 10.01 shall constitute a further adjustment of the Purchase Price (as adjusted pursuant to the terms of this Agreement) for Tax purposes and shall be treated as such by Buyers and Seller on their Tax Returns to the extent permitted by Legal Requirements.

(i)Seller and Buyers acknowledge and agree that except as expressly set forth in Article VIII, (i) the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein (or any certificate delivered pursuant hereto) or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (ii) each Buyer and Seller hereby waives any and all rights to rescind, cancel, terminate, revoke or void this Agreement or any of the transactions contemplated hereby.

(j)Any claim for indemnity under Section 10.01(a) by any Buyer Indemnified Party that is not a Buyer must be brought and administered by Buyers Representative. No Buyer

Indemnified Party other than a Buyer shall have any rights against Seller under the terms of Section 11.03 except as may be exercised on its behalf by Buyers Representative.

10.02Exclusive Remedy Post-Closing.  From and after Closing, Section 10.01 shall be the exclusive remedy of Seller against Buyers and each Buyer against Seller for monetary Damages with respect to this Agreement and the transactions contemplated hereby and each of the Parties hereby waives any other Claim, cause of action, or remedy for monetary Damages that it might assert against the other, whether under statutory or common law, or any other Legal Requirement; provided, however, that:

(a)nothing in this Section 10.02 shall prevent any Party from (i) seeking specific performance, injunctive and/or similar equitable relief for Claims of breach or failure to perform covenants performable under this Agreement at any time after Closing, or (ii) seeking recovery for Fraud by Seller;

(b)nothing set forth in this Agreement is intended to limit or otherwise waive any rights, remedies, defenses or recourse Seller may have against any Person (including any other Seller Indemnified Party) other than Buyer for any Damages, obligations or liabilities that may be incurred with respect to ownership, use or operation of the Assets, the Excluded Assets or the Retained Liabilities; and

(c)nothing set forth in this Agreement is intended to limit or otherwise waive any rights, remedies, defenses or recourse any Party may have against any other Party under the terms of any Commercial Agreements.

10.03Cooperation and Preservation of Books and Records.  The Parties recognize that the Parties and their respective Affiliates may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the other Parties; therefore, the Parties shall (a) properly retain and maintain such records until the thirtieth (30th) day following the last date on which the period to which such records relate is subject to audit by any Governmental Entity, and (b) subject to the right of each Party to refrain from disclosing or making available any proprietary information, any written or oral communications that are subject to the attorney-client privilege, any other legal privilege and any documents that are covered by the work product doctrine, allow the requesting Party and its respective agents and other representatives, at times and dates mutually acceptable to the Parties, to inspect, review, and make copies of such records as the requesting Party may deem necessary or appropriate from time to time for use in connection with the preparation of Tax Returns or in connection with any lawsuit, Claim or Tax audit relating to the Assets.  Such inspection, review and copying of records shall be conducted during normal business hours and at the requesting Party’s sole cost and expense.

10.04Limitation of Liability.  IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE HEREUNDER FOR (a) EXEMPLARY OR PUNITIVE DAMAGES OR (b) INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OF ANY KIND (TO THE EXTENT SUCH LOST PROFITS DO NOT CONSTITUTE DIRECT DAMAGES UNDER APPLICABLE LAW), ARISING DIRECTLY OR INDIRECTLY FROM, INCIDENT TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, REGARDLESS OF SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR DEFECT IN PREMISES, EQUIPMENT OR MATERIAL, AND REGARDLESS OF WHETHER PRE-EXISTING THIS AGREEMENT, EXCEPT, IN THE CASE OF THIS CLAUSE (b), TO THE EXTENT SUCH DAMAGES ARE (i) NOT BASED

ON ANY SPECIAL CIRCUMSTANCES OF THE PARTY ENTITLED TO INDEMNIFICATION AND (ii) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION IS SOUGHT. NOTWITHSTANDING THE FOREGOING, THIS WAIVER SHALL NOT APPLY TO THE EXTENT SUCH EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS ARE ASSERTED BY A THIRD PARTY AGAINST AN INDEMNIFIED PARTY.

IN CONNECTION WITH GRANTING PHYSICAL ACCESS TO THE ASSETS PURSUANT TO SECTION 4.02, EACH BUYER REPRESENTS THAT IT IS ADEQUATELY INSURED AND WAIVES, RELEASES AND AGREES TO INDEMNIFY SELLER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE DIRECTORS, OWNERS, MEMBERS, PARTNERS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AGENTS AND REPRESENTATIVES AGAINST ALL CLAIMS ARISING AS A RESULT OF ANY ACTIVITIES OF SUCH BUYER OR SUCH BUYER’S REPRESENTATIVES OR AFFILIATES IN CONDUCTING ANY INSPECTION OF THE ASSETS, WHETHER OR NOT SUCH CLAIMS, INJURIES OR DAMAGES ARISE IN WHOLE OR IN PART OF OUT SELLER’S NEGLIGENCE, EXCEPT FOR INJURIES OR DAMAGES CAUSED BY SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  THIS WAIVER, RELEASE AND INDEMNITY BY SUCH BUYER SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

NOTWITHSTANDING ANYTHING TO CONTRARY, NO CAPROCK EXCLUDED ENTITY, NOR ANY AFFILIATE THEREOF (OTHER THAN CAPROCK MIDSTREAM HOLDINGS OR ANY OF ITS DIRECT OR INDIRECT SUBSIDIARIES), OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ADVISORS, SHALL HAVE (AND SELLER WAIVES ANY CLAIMS AGAINST ANY SUCH PERSONS WITH RESPECT TO) ANY LIABILITY (WHETHER IN CONTRACT, TORT OR OTHERWISE) FOR ANY OBLIGATIONS OR LIABILITIES OF BUYERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES ARISING UNDER OR RELATING TO THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.05Disclaimers; Sale “As Is” “Where Is”.

(a)Buyers acknowledge that, except as expressly set forth herein and in the Conveyances, (i) SELLER HAS NOT MADE, AND THE CONVEYANCES SHALL NOT BE DEEMED TO HAVE MADE, AND (ii) SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING (A) ANY IMPLIED OR EXPRESS REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, NON-INFRINGEMENT, FREEDOM FROM HIDDEN DEFECTS OR OTHER DEFECTS, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (B) ANY REPRESENTATION OR WARRANTY AS TO (1) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION ASSOCIATED WITH THE ASSETS OR THE ASSUMED LIABILITIES, (2) ANY PROJECTIONS, FORECASTS, BUSINESS PLANS OR BUDGET INFORMATION, (3) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE ASSETS, (4) THE ENVIRONMENTAL OR

PHYSICAL CONDITION OF THE ASSETS, OR (5) TITLE TO THE ASSETS AND (C) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW IN EFFECT NOW OR IN THE FUTURE, IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT THE ASSETS SHALL BE CONVEYED TO BUYERS AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

(b)EACH BUYER REPRESENTS TO SELLER THAT SUCH BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE ASSETS AS SUCH BUYER DEEMS APPROPRIATE AND SUCH BUYER WILL ACCEPT THE ASSETS AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.  SUBJECT TO CLAIMS ARISING OUT OF FRAUD, SUCH BUYER’S REMEDIES FOR ANY BREACH BY SELLER OF ITS EXPRESS REPRESENTATIONS OR WARRANTIES HEREIN OR IN THE CONVEYANCES, OR SELLER’S INDEMNITIES PURSUANT TO SECTION 10.01, IF CLOSING OCCURS (A) EACH BUYER WILL ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS, AND (B) EACH BUYER FOREVER RELEASES SELLER FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS REGARDLESS OF WHETHER CAUSED BY OR ATTRIBUTABLE TO SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, FAULT, OR STRICT LIABILITY, AND REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE REAL PROPERTY LEASES BEFORE OR AT THE CLOSING.  WITHOUT LIMITING THE FOREGOING BUT SUBJECT TO EACH BUYER’S REMEDIES FOR FRAUD, ANY BREACH BY SELLER OF IT’S EXPRESS REPRESENTATIONS OR WARRANTIES HEREIN OR IN THE CONVEYANCES, AND WITH RESPECT TO SELLER’S INDEMNITIES PURSUANT TO SECTION 10.01, EACH BUYER WAIVES ANY RIGHT TO RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES SELLER AND AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD SELLER INDEMNITEES HARMLESS FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, INCLUDING ATTORNEYS’ FEES AND COSTS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE REAL PROPERTY LEASES AT THE CLOSING OR ANY LEGAL REQUIREMENTS APPLICABLE TO THE ASSETS, REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE REAL PROPERTY LEASES AT OR PRIOR TO THE CLOSING, AND REGARDLESS OF WHETHER ATTRIBUTABLE TO THE STRICT LIABILITY OF SELLER OR TO THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OF SELLER, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER PRIOR TO CLOSING.

(c)WITH RESPECT TO THIS AGREEMENT, THE PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS Article X COMPLY WITH THE REQUIREMENT,

KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING BUYER TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF MEMBERS OF THE SELLER INDEMNIFIED PARTIES. BUYER REPRESENTS TO EACH SELLER INDEMNIFIED PERSON (A) THAT BUYER HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT BUYER WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO AND (B) THAT EACH BUYER FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.

10.06Tax Matters.

(a)Apportionment of Tax Liability

(i)Seller shall be allocated and bear all Taxes attributable to (i) any tax period (or portion thereof) ending prior to the Effective Time and (ii) the portion of any Straddle Period ending prior to the Effective Time. Any deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, shall belong to Seller. Buyers shall be allocated and bear all Taxes attributable to (i) any tax period (or portion thereof) beginning on or after the Effective Time and (ii) the portion of any Straddle Period beginning on the Effective Time. Any deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, shall belong to Buyers.

(ii)For purposes of determining the allocations described in Section 10.06(a)(i), (i) Taxes that are based upon or related to income or receipts or imposed on a transactional basis shall be allocated to the period (or portion thereof) in which the transaction giving rise to such Taxes occurred, and (ii) Taxes that are ad valorem, property or similar Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending prior to the Effective Time and the portion of such Straddle Period beginning on and after the Effective Time by prorating each such Tax based on the number of days in the applicable Straddle Period that occur before the day on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on and after the day on which the Effective Time occurs, on the other hand.  For purposes of clause (ii) of the preceding sentence, the period for such Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Tax and shall end on the day before the next such date.

(b)Tax Reports and Returns; Cooperation

(i)For the tax period in which the Effective Time occurs, Seller agrees to immediately forward to Buyers Representative any such tax reports and returns received by Seller after Closing and provide Buyers with appropriate information in Seller’s possession which is necessary for Buyers to file any required tax reports and returns related to the Assets.  Buyers agree to file all Tax Returns and reports for Taxes applicable to the Assets that are required to be filed after the Closing, and pay all required

Taxes payable with respect to the Assets subject to the provisions of Section 10.06(a)(i) and 10.01.

(ii)The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any action with respect to Taxes relating to the Assets.  Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

(c)Transfer Taxes.  Buyers shall be liable for, and shall indemnify Seller for, any sales and use taxes, conveyance, transfer and recording fees and mortgage stamps, real estate transfer taxes or stamps or similar Taxes that may be imposed on the transfer of the Assets pursuant to this Agreement (“Transfer Taxes”). If Seller receives notice that any Transfer Taxes are due, Seller shall promptly forward such notice to Buyers Representative for handling.  Buyers shall timely remit all Transfer Taxes to the appropriate Governmental Authority.  The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under Laws, the amount of any Transfer Taxes.

10.07Assumption and Retention of Liabilities.

(a)Buyers shall assume and pay, perform, fulfill and discharge all Liabilities accruing or relating to the Assets, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including (i) the ownership, development, operation or maintenance of the Assets including the transportation and gathering of natural gas and the gathering and disposal of produced water; (ii) the performance under, and Liabilities arising from, the Appaloosa Contracts; (iii) the Assumed Environmental Liabilities; (iv) the obligation to decommission and reclaim, as necessary, the Appaloosa System; (v) the Tax liabilities not expressly retained by Seller in Section 10.07(b) below (including all Transfer Taxes) and (vi) Buyers’ expenses related to the Transactions (those Liabilities, including as described in (i) through (vi) above, being the “Assumed Liabilities”); provided, however, the Assumed Liabilities shall not include any Liabilities of Seller to the extent that they are Retained Liabilities.

(b)Seller shall retain all Liabilities accruing or relating to (i) any personal injury or death occurring on or attributable to Seller’s ownership, use or operation of, the Assets prior to the Closing Date (except for any personal injury or death attributable to an Assumed Environmental Liability, all of which are assumed by Buyer at Closing), (ii) accounts payable incurred in the ordinary course operation of the Assets and attributable to the period prior to the Closing Date, (iii) all costs and expenses (including fines or penalties) arising in connection with delinquent Taxes or charges in accordance with clauses (b) and (c) of the definition of Permitted Encumbrances, and (iv) the debt instruments of Seller or its Affiliates, (collectively the “Retained Liabilities”).  By retaining any liabilities or obligations in this Section 10.07(b), Seller does not intend to, and shall not be deemed to have admitted to any third Person, any liability.

10.08Instrument Releases.  Buyers agree to, as soon as practical after Closing, use their commercially reasonable efforts to obtain the release of the Assets and/or Seller from the Instruments.

10.09Confidential Information

(a)Buyers agree to maintain all information made available to them pursuant to this Agreement confidential and to cause their respective Affiliates and representatives to maintain all information made available to them pursuant to this Agreement confidential, all as provided in that certain Confidentiality Agreement dated February 18, 2016 (the “Confidentiality Agreement”), by and between Caprock Parent and Resolute, which shall continue in full force and effect and the terms of which are incorporated herein by reference and made a part of this Agreement.

(b)From and after the Closing and until the second (2nd) anniversary of the Closing Date, Seller shall hold, and shall cause its Affiliates and its and their respective officers, agents and representatives to hold, in confidence any and all information, whether written or oral, concerning the Assets or the ownership and operation of the Assets, except to the extent (i) that Seller can show that such information (A) is or becomes part of the public domain by publication or otherwise, except by breach of this commitment by Seller; or (B) is lawfully acquired by Seller, any of its Affiliates or their respective officers, agents or representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (ii) Seller or any of its Affiliates or their respective Representatives are required by applicable Legal Requirement or disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange to disclose any such information. If Seller or any of its respective Affiliates or their respective Representatives are compelled to disclose any such information by Legal Requirements, Seller shall promptly notify Buyers Representative in writing and shall disclose only that portion of such information which Seller is advised by its counsel is legally required to be disclosed, provided that Seller shall use its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

10.10Casualty.

(a)If, after the date of this Agreement but prior to the Closing Date, any portion of the Appaloosa System is materially damaged, lost or destroyed by casualty loss or is taken in condemnation or under right of eminent domain (a “Casualty Loss”), Seller shall provide notice of such Casualty Loss to Buyers Representative promptly, and in any event within three (3) Business Days of the occurrence of such Casualty Loss, which notice shall include reasonable detail regarding the scope and nature of such Casualty Loss.

(b)At Closing, the Purchase Price shall be reduced by the amount of the Casualty Cost.  If there is a reduction in the Purchase Price pursuant to this Section 10.10, then Seller, at its option, shall retain the right but not the obligation, for thirty (30) days after the Closing Date, to attempt to cure any such Casualty Loss at Seller’s sole cost and expense.  If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property of similar nature and kind if such property is acceptable to a Buyer in its reasonable discretion within one hundred and eighty (180) days after electing to cure such Casualty Loss.  If Seller cures the Casualty Loss to a Buyer’s reasonable satisfaction, then such Buyer shall promptly pay Seller the amount of the Casualty Cost.

10.11Credits and Receipts.  All monies, proceeds, receipts, credits and income attributable to the Assets (as determined in accordance with GAAP) (a) for all periods of time at and after the Effective Time, shall be the sole property and entitlement of the Buyers, and, to the extent received by Seller or one of their Affiliates, shall be promptly accounted for and transmitted to the Buyers and (b) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of Seller and, to the extent received by the Buyers, shall be promptly accounted for and transmitted to Seller.

10.12Guaranty Joinder.  If at any time after the date hereof, Caprock Parent acquires or holds any other assets other than the limited liability company interests of Caprock Midstream Holdings, Buyers Representative shall cause Caprock Parent to execute a joinder to the guaranty provided pursuant to Section 4.03(b)(vii), and if either Buyer transfers, assigns or sells any of the Assets to any Affiliate that is not a direct or indirect subsidiary of Caprock Midstream Holdings, Buyer Representative shall cause such Affiliate, or another Affiliate satisfactory to Seller, to execute a joinder to the guaranty provided pursuant to Section 4.03(b)(vii).

Article XI

MISCELLANEOUS

11.01Governing Law; Waiver of Jury Trial.  This Agreement, all instruments executed in accordance with it and any disputes arising out of or relating to this Agreement or any contemplated transaction shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Texas, without regard to conflict of law rules that would direct application of the laws of another jurisdiction.  With respect to any suit, action or proceeding arising out of or relating to this Agreement or any contemplated transaction, each of the Parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any Texas state court sitting in Midland County, Texas, or the United States District Court for the Western District of Texas and any appellate court from any thereof, and agrees that all Claims in respect of any such suit, action or proceeding may be heard and determined only in such state court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  EACH PartY, KNOWINGLY, VOLUNTARILY, and INTENTIONALLY, waiveS ITS right to trial by jury in any proceeding arising out of or relating to this Agreement or any Contemplated Transaction, whether sounding in contract, tort, or otherwise, INCLUDING WITH RESPECT TO ANY SUCH PROCEEDING TO WHICH ANY LENDING SOURCE IS A PARTY.

11.02Entire Agreement and Offset.

(a)This Agreement, the instruments and agreements executed and delivered by the Parties at Closing (including the Commercial Agreements), the Earn-out Agreement, and the Confidentiality Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, documents or other instruments with respect to the matters covered hereby.  The Parties make, and have made, no oral agreements or undertakings pertaining to the subject matter of this Agreement.  In the event of any irreconcilable conflict between the terms of this Agreement and any conveyancing documents contemplated hereby, the terms of this Agreement shall be controlling.

(b)To the extent any monies owed by (i) Seller to a Buyer or (ii) a Buyer to Seller, in each case pursuant to the terms of this Agreement, a Commercial Agreement, the Mustang Purchase Agreement or the Earn-out Agreement, go unpaid for a period of greater than thirty (30) days after written demand therefor, the demanding party may offset the monies owed against any portion of any payment due by the demanding party under this Agreement, a Commercial Agreement, the Mustang Purchase Agreement or the Earn-Out Agreement to such Buyer or Seller, as applicable, and all offsets shall be treated as if payment in cash were actually made to such Buyer or Seller, as applicable, for purposes of the applicable agreement giving rise to the offset right, as applicable.

11.03Waiver.  No waiver of any of the provisions of this Agreement shall be effective unless in writing signed by the Buyers Representative and the Seller.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.04Captions  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

11.05Assignment  This Agreement may not be assigned by any Party, in whole or in part, without the prior written consent of the other Parties, such consent not to be unreasonably withheld; provided, however that, any Party may assign this Agreement without the consent of the other Party to any Affiliate of the assigning Party, or in connection with the sale or other transfer of (i) with respect to Seller, any Leases, Existing Wells or Subsequent Wells (each, as defined in the Commercial Agreements) by Seller, or (ii) with respect to Buyer, the Gatherer’s System (as defined in the Commercial Agreements).

11.06Notices  Any notice provided or permitted to be given under this Agreement (including any request for consent or approval, or response thereto) shall be in writing, and may be served by personal delivery, by electronic mail or by Federal Express or another reputable overnight courier service, addressed to the Party to be notified.  If there is any dispute regarding the actual receipt of notice, the Party giving such notice shall bear the burden of providing reasonably satisfactory evidence of such delivery and receipt.  For the purpose of the foregoing, automated electronic confirmation of receipt shall be satisfactory evidence of receipt of electronic mail notice.  Notices shall be deemed to have been given and received upon receipt at the addresses specified on Exhibit D.  For purposes of notice, the addresses of the Parties shall be as set forth on Exhibit D.  Each Party shall have the right, upon giving five (5) days’ prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

11.07Expenses  Except as otherwise expressly stated in this Agreement, each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including fees and expenses of its own counsel, accountants and consultants). The Buyers, on one hand, and the Seller, on the other hand, shall share equally in any fees or expenses owed the Escrow Agent (other than any fees or expenses owed as a result of a breach of this Agreement or the Escrow Agreement by any Party, in which event such fees and expenses will be borne by such breaching Party).

11.08Severability.  The unenforceability or invalidity of any one or more portions or provisions of this Agreement shall not affect the enforceability or validity of the remaining portions or provisions of this Agreement.

11.09Amendment.  This Agreement (including the documents, schedules, attachments, exhibits, annexes and instruments referred to herein) may not be amended except by an instrument in writing signed by the Buyers Representative and  Seller.

11.10Cooperation and Further Assurances.  Subject to the other provisions of this Agreement, the Parties will each use their commercially reasonable efforts to perform their obligations in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to perform all their covenants and to satisfy all conditions to their respective obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other representatives or designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement. If at any time after Closing, any further action is reasonably necessary to transfer the Assets or Assumed Liabilities to Buyers, the Parties shall execute such additional conveyances or other instruments as reasonably necessary to more effectively transfer, convey and assign the Assets or Assumed Liabilities to Buyers.

11.11Third-Party Beneficiaries.  Except as expressly set forth in Section 10.01 with respect to Buyer Indemnified Parties or Seller Indemnified Parties (which rights may be exercised in the sole discretion of the applicable Party hereunder), nothing in this Agreement is intended to create any third-party beneficiary rights respecting any Person or to confer upon any Person, other than the Parties and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement, and the Parties specifically negate any such intention. Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any other Buyer Indemnified Party or Seller Indemnified Party) and (b) no Seller shall have any direct liability to any permitted third party beneficiary, nor shall any permitted third party beneficiary have any right to exercise any rights hereunder for such third party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by Buyers Representative (or its designee) in accordance with Section 10.01(j).

11.12Counterparts; Exhibits.  This Agreement may be executed in one or more counterparts (delivery of which may be made electronically or by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  All Attachments, Schedules and Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.

11.13Publicity.  Prior to making any press release or public announcement with respect to this Agreement or the transaction represented herein, the Party desiring to make such press release or public announcement shall consult in good faith with the other Parties and seek comments from such other Parties with respect to the press release or public announcement (which comments shall be considered in good faith by the proposing Party); provided, however, no Party may specifically identify any other Party in any press release or public announcement without the express, written prior approval of such other Party; provided, further, that nothing contained in this Section 11.13 shall be construed to require any Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein (including the names of the Parties to this Agreement) to the extent, and then only to the extent, required by applicable Law or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange.

11.14Construction

(a)The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notices required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

(b)Unless the context requires otherwise: (i) the gender (or lack of gender) of all words used in this Agreement includes the masculine and feminine; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) references to Attachments, Schedules or Exhibits refer to the Attachments, Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (iv) the word “including” means “including, without limitation” and (v) references to $ or dollars means the lawful currency of the United States of America.

11.15Disclosure Schedules.

(a)The Disclosure Schedules are deemed to be incorporated herein but are qualified in their entirety by the Agreement.  Disclosure of items that may or may not be required to be disclosed by this Agreement does not mean that such items are material or create a standard of materiality and will not be deemed an admission that any such disclosed matter is or may give rise to a breach of any Contract or violation of any Legal Requirement.

(b)Any reference to a Contract, statement, plan, report or other document of any kind in the Disclosure Schedules shall be deemed to be full disclosure of all the terms thereof, and it shall not be necessary to identify or reference specific provisions of such documents in order to make full disclosure.

11.16Buyers Representative.

(a)Caprock Field Services hereby irrevocably constitutes and appoints Caprock Permian as its true and lawful attorney-in-fact and agent (the “Buyers Representative”) with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including:  (i) making and receiving payments under or pursuant to this Agreement and disbursements thereof to Buyers, as contemplated by this Agreement; (ii) receiving and forwarding of notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of all Buyers or either Buyer, any and all consents, waivers and amendments deemed by the Buyers Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (iv) with respect to any indemnification claims and all other matters arising under this Agreement, (A) disputing or refraining from disputing, on behalf of either Buyer relative to any amounts to be received by Buyers under this Agreement or any agreements contemplated hereby, or any claim made by Seller under this Agreement, (B) negotiating and compromising, on behalf of each Buyer, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) executing, on behalf of each Buyer, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between either Buyer on the one hand and the Buyers Representative on the other hand; and (v) performing those actions or exercising those powers otherwise specifically provided to the Buyers Representative pursuant to the terms of this Agreement; provided that, in each case, the Buyers Representative shall not take any action adverse to either Buyer unless such action is also taken proportionately with respect to the other.

(b)Caprock Field Services hereby agrees that: (i) in all matters in which action by the Buyers Representative is required or permitted, the Buyers Representative is authorized to act on behalf of such Buyer, notwithstanding any dispute or disagreement among Buyers, and any Seller Indemnified Party shall be entitled to rely on any and all action taken by the Buyers Representative under this Agreement without any liability to, or obligation to inquire of, any Buyer, notwithstanding any knowledge on the part of any Seller Indemnified Party of any such dispute or disagreement; (ii) notice to the Buyers Representative, delivered in the manner provided in Section 11.06, shall be deemed to be notice to each Buyer for the purposes of this Agreement; (iii) the appointment of the Buyers Representative is coupled with an interest and shall be irrevocable by Caprock Field Services in any manner or for any reason.

11.17Right of First Offer.  For a period of thirty-six (36) months following the Closing Date (the “ROFO Period”), Buyers shall provide prompt advance written notice (a “Sale Event Notice”) to Seller of their intent to enter into a transaction constituting a Sale Event (as defined below), which Sale Event Notice shall include, to the extent available, the nature of the transaction, the assets to be included in such transaction, any written offer received by Buyers from a potential purchaser, and the price and other terms and conditions of such proposed transaction (if any).  For a period of thirty (30) days after the Sale Event Notice, Seller may submit a bona fide non-binding indication of interest (the “Producer Indication”) to acquire (i) Gatherer’s System (as defined in the Resolute Gas Gathering Agreement), less and except the Plant (as defined in the Resolute Gas Gathering Agreement) and any other facilities of Buyers outside of the Dedication Area (as defined in the Resolute Gas Gathering Agreement), or the portion thereof that is the subject of the Sale Event Notice, in each case, to the extent related to the Appaloosa Area, (collectively, the “Gas ROFO Assets”) and/or (ii) the Gatherer’s System and the Subsequent Disposal Facilities (each, as defined in the Resolute Water Services Agreement) or the portion thereof that is subject to the Sale Event Notice, in each case, to the extend related to the Appaloosa Area, (collectively, the “Water ROFO Assets, and together with the Gas ROFO Assets, the “ROFO Assets”).  If Buyers determine in good faith that the Producer Indication presents an acceptable basis for negotiating a definitive agreement, the Parties shall negotiate in good faith for a period of not less than sixty (60) days the terms of a definitive agreement.  If Buyers determine in good faith that the Producer Indication does not present an acceptable basis for negotiating a definitive agreement, Buyers shall be entitled for a period of one hundred and eighty (180) days from the expiration of the thirty (30) day offer period to enter into a definitive agreement and consummate a Sale Event with a third party, provided that the purchase price paid by such third party for the ROFO Assets shall be at least five percent (5%) higher than the price set forth in the Producer Indication.  If Buyers do not conclude any such Sale Event to a third party within such 180 day period, Buyers shall thereafter be obligated to repeat the process described in this Section 11.17 before again pursuing a Sale Event.  A “Sale Event” shall mean (i) the sale, disposition or other transfer (either directly or indirectly, in a single transaction or series of related transactions, or otherwise) to a third party of more than 50% of the combined voting power of the outstanding equity of either Buyer, Caprock Permian Holdings LLC, Caprock Midstream Holdings and/or Caprock Parent, whether by means of a merger, consolidation or sale of equity interests, or otherwise; (ii) the sale, disposition or other transfer (either directly or indirectly, in a single transaction or series of related transactions, or otherwise) of any material portion of the ROFO Assets, whether by means of a merger, consolidation, sale of equity interests in excess of 50% of the equity interest of either Buyer, Caprock Permian Holdings LLC, Caprock Midstream Holdings and/or Caprock Parent, sale of assets, or otherwise; or (iii) the transfer or disposition, whether voluntary or involuntary, by operation of law, of a material part of the ROFO Assets as the result of bankruptcy or similar process; provided, that a “Sale Event” shall not include a transfer of equity interests or assets to an Affiliate of the foregoing entities, so long as such transferee executes a joinder to this Agreement agreeing to be bound by this Section 11.17; and provided, further, in the event of a Sale Event as described in this clause (ii), Seller’s right of first offer shall apply only to that portion of the ROFO Assets that Buyers propose to sell, dispose of or otherwise transfer in such Sale Event, and the remaining assets included in the ROFO Assets shall remain subject to the right of first offer on the terms set forth herein.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

Seller:

Resolute Natural Resources Southwest, LLC

By: /s/ James M. Piccone
Name: James M. Piccone
Title: President

BUYERS:

Caprock Permian Processing LLC

By: /s/ Michael Forbau
Name: Michael Forbau
Title: Chief Executive Officer

Caprock Field Services LLC

By: /s/ Michael Forbau
Name: Michael Forbau
Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

The undersigned has executed this Agreement solely for the purpose of becoming bound by Section 10.12 hereof

Caprock Midstream LLC

By: /s/ Michael Forbau
Name: Michael Forbau
Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]